UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

BAR HARBOR BANKSHARES

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
_______________________________________________________________________________

(2)	Aggregate number of securities to which transaction applies:
_______________________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
_______________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:
_______________________________________________________________________________

(5)	Total fee paid:
_______________________________________________________________________________

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
_______________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.:
_______________________________________________________________________________

(3)	Filing Party:
_______________________________________________________________________________

(4)	Date Filed:
_______________________________________________________________________________

PROXY STATEMENT

2018 Annual Meeting of Shareholders

April 11, 2018

Dear Shareholder:

The 2018 Annual Meeting of the Shareholders of Bar Harbor Bankshares will be held at 11:00 a.m. EDT on Tuesday, May 15, 2018, at the Bar Harbor Club located at 111 West Street in Bar Harbor, Maine. Our directors and officers join me in inviting you to attend this meeting and the reception following. The Notice of Annual Meeting, proxy Statement and proxy card are enclosed, along with the Company’s 2017 Summary Annual Report and Annual Report on Form 10-K.

The accompanying Notice of Annual Meeting of Shareholders describes matters to be acted upon at the Annual Meeting. Please give these materials your prompt attention. In addition to the formal items of business, management will report on the operations and activities of Bar Harbor Bankshares and Bar Harbor Bank & Trust, and you will have an opportunity to ask questions.

The Board of Directors has determined that an affirmative vote on the matters to be considered at the Annual Meeting is in the best interests of Bar Harbor Bankshares and its shareholders, and unanimously recommends a vote “FOR” Proposals 1, 2, 3, 4, and 5. We ask that you complete, sign, date and mail promptly the enclosed proxy card in the return envelope, or use telephone or internet voting, to ensure that your shares are represented and voted at the meeting.  Shareholders who attend the Annual Meeting may withdraw their proxy and vote in person if they wish to do so. Your vote is extremely important, so please act at your earliest convenience.

We look forward to seeing you on May 15, 2018.

Very truly yours,

Curtis C. Simard
President and
Chief Executive Officer

Enclosures

Bar Harbor Bankshares • 82 Main Street • P.O. Box 400 • Bar Harbor, Maine 04609 • 207-288-3314

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 15, 2018

Notice is hereby given that the Annual Meeting of the Shareholders of Bar Harbor Bankshares (“the Annual Meeting”) will be held at the Bar Harbor Club at 111 West Street in Bar Harbor, Maine, on Tuesday, May 15, 2018, at 11:00 a.m. EDT to consider and act upon the following proposals:

1.	Election of thirteen (13) persons to serve as directors for a term of one year;

2.	Approval of a non-binding, advisory resolution on the compensation of the Named Executive Officers (“Say on Pay”);

3.	Ratification of the filing and effectiveness of an Articles of Amendment to our Articles of Incorporation, as amended, filed with the Secretary of State of the State of Maine on May 22, 2015;

4.	Approval of the Bar Harbor Bankshares 2018 Employee Stock Purchase Plan;

5.	Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

6.	Consideration of any other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 29, 2018 as the record date for determining the shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting (“the Record Date”).  Only shareholders of record of the Company’s common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

Your vote is important.  You are urged to sign and return the enclosed proxy in the postage prepaid envelope as promptly as possible whether or not you plan to attend the meeting in person. You may also deliver your vote by telephone or internet by following the instructions on your proxy card or voting instructions form.   Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person. You may revoke your proxy at any time before the final vote at the Annual Meeting. If you are the shareholder of record, you may revoke your proxy in any one of the following four ways:

•	filing a written revocation of the proxy with our Corporate Clerk;

•	entering a new vote over the internet or by telephone;

•	attending the Annual Meeting and voting in person; or

•	submitting another signed proxy bearing a later date.

If your shares are not registered in your own name, you will need appropriate documentation from the shareholder of record in order for you to vote at the Annual Meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your beneficial ownership of the shares. If your shares are held by your broker, bank or another party as a nominee or agent, you should follow the instructions provided by such party.

A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder of Bar Harbor Bankshares beginning promptly after the record date and will remain available for inspection through the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Marsha C. Sawyer, Clerk
April 11, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 15, 2018: This proxy statement and our Annual Report are available free of charge on the Shareholder Relations section of our website www.bhbt.com.

Bar Harbor Bankshares • 82 Main Street • P.O. Box 400 • Bar Harbor, Maine 04609 • 207-288-3314

TABLE OF CONTENTS

Page
PROXY SUMMARY	1
SHAREHOLDERS ENTITLED TO VOTE	2
VOTING PROCEDURES AND METHOD OF COUNTING VOTES	2
ATTENDING THE ANNUAL MEETING	4
ELECTRONIC ACCESS TO PROXY MATERIALS	4
CORPORATE GOVERNANCE	4
GOVERNANCE PROCEDURES AND RELATED MATTERS	8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS	9
SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	12
PROPOSAL 1 - ELECTION OF DIRECTORS	13
DIRECTORS AND EXECUTIVE OFFICERS	14
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE	20
COMPENSATION OF DIRECTORS	22
COMPENSATION OF EXECUTIVE OFFICERS	24
CEO PAY RATIO	45
PROPOSAL 2 - NON-BINDING, ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	48
PROPOSAL 3 - RATIFICATION OF AN ARTICLES OF AMENMDENT TO OUR ARTICLES OF INCORPORATION, AS AMENDED, FILED WITH THE SECRETARY OF STATE OF THE STATE OF MAINE ON MAY 22, 2015	49
PROPOSAL 4 - APPROVAL OF THE BAR HARBOR BANKSHARES 2018 EMPLOYEE STOCK PURCHASE PLAN	51
PROPOSAL 5 - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	58
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES	58
OTHER MATTERS	60
APPENDIX A - REPORT OF THE AUDIT COMMITTEE	62
APPENDIX B - 2018 EMPLOYEE STOCK PURCHASE PLAN	63

PROXY STATEMENT
2018 Annual Meeting of Shareholders

PROXY SUMMARY

General
This proxy statement is furnished to the shareholders of Bar Harbor Bankshares (“the Company”) in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) for use at the Annual Meeting. The Annual Meeting will be held on Tuesday, May 15, 2018, at 11:00 a.m. EDT at the Bar Harbor Club located at 111 West Street in Bar Harbor, Maine. The official Notice of the Annual Meeting of Shareholders  accompanies this Proxy Statement. A Form of Proxy for use at the meeting or to vote in advance and a return envelope for the proxy are enclosed.

The Notice of Annual Meeting, proxy statement, and proxy card were first mailed to the Company’s shareholders on or about April 11, 2018 to solicit proxies for the Annual Meeting.

In absence of specific instructions to the contrary, shares represented by properly executed proxies received by the Company, including unmarked proxies, will be voted “FOR” Proposals 1, 2, 3, 4 and 5. Except for procedural matters incidental to the conduct of the Annual Meeting, the Board does not know of any matters other than those described in the Notice of Annual Meeting of Shareholders that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board.

Solicitation of Proxies
The Company will bear the entire cost of soliciting proxies from you. In addition, we will request that banks, brokers and other holders of record send notice of the annual meeting to the beneficial owners of Bar Harbor Bankshares common stock and secure their voting instructions, if necessary. In addition, the Company has engaged Alliance Advisors to assist in the solicitation of the proxies for a fee of $6,500 plus reimbursement of customary expenses.

SHAREHOLDERS ENITLED TO VOTE

Record Date
The Board has fixed March 29, 2018 as the record date for determining our shareholders entitled to notice of and to vote at the 2018 Annual Meeting. Only holders of record of shares of common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. On the record date, there were approximately [________] holders of record of our common stock and [___________] shares of our common stock outstanding.

VOTING PROCEDURES AND METHOD OF COUNTING VOTES

Quorum Requirements
The presence at the Annual Meeting, either in person or by proxy, of the holders of not less than a majority of the shares entitled to vote at any meeting will constitute a quorum. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

In addition, as a result of the vote being taken at the Annual Meeting on the ratification of the 2015 Amendment, shareholders of record as of March 24, 2015, other than holders whose identities or addresses cannot be determined from our records, are being given notice of the Annual Meeting, but are not entitled to attend the Annual Meeting or vote on any matter presented at the Annual Meeting unless they were also shareholders as of March 29, 2018, the record date for the Annual Meeting. This notice and the attached proxy statement constitutes the notice required to be given to our shareholders in connection with the ratification of the 2015 Amendment, including to our shareholders as of March 24, 2015, other than holders whose identities or addresses cannot be determined from our records.

Voting Rights
Each share is entitled to cast one vote for each matter to be voted on at the Annual Meeting. Cumulative voting is not permitted.

Required Vote
Each share of common stock entitles a holder of record on the record date to one vote on each matter to be presented at the annual meeting, and all such shares vote together as a single class. The voting requirements for each matter presented are as follows:

Proposal 1: Election of Directors. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

Proposal 2: Approval of a Non-binding Advisory Resolution on the Compensation of the Named Executive Officers. The approval of this proposal will require that a majority of votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote be cast “FOR” this proposal.

Proposal 3: Ratification of the filing and effectiveness of an Articles of Amendment to our Articles of Incorporation, as amended, filed with the Secretary of State of the State of Maine on May 22, 2015. The approval of this proposal will require that a majority of all the votes entitled to be cast at the Annual Meeting be voted “FOR” this proposal.

Proposal 4: Approval of the Bar Harbor Bankshares 2018 Employee Stock Purchase Plan. The approval of this proposal will require that a majority of votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote be cast “FOR” this proposal.

Proposal 5: Ratification of the appointment of RSM US LLP as our independent registered public accounting. The approval of this proposal will require that a majority of votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote be cast “FOR” this proposal.

Effect of Broker Non-Votes and Abstentions
A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not provided specific voting instructions to the broker or other nominee holder. Brokers who hold their customers’ shares in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which the brokers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which typically include the ratification of the appointment of our independent registered public accounting firm. Proposals 1, 2, and 4 are considered “non-routine” and Proposals 3 and 5 are considered “routine.” The inspector of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker non-votes, if they occur in connection with Proposals 1, 2, 3, 4 and 5, will not, in the case of Proposals 1, 2, and 4 be counted as “votes” and will have no effect on the proposals.

Voting Procedures
If you held your Bar Harbor Bankshares shares directly through our transfer agent, as of the record date, you can vote your shares using any of the following methods:

•	By Mail - shareholders can ensure that their shares are voted at the Annual Meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed, postage prepaid envelope.

•
By Telephone or the Internet - if you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card.  If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by the voting deadline set forth on the proxy card.

•	In Person - You may attend the Annual Meeting and vote in person.

If you sign the proxy card, but do not make specific choices, the proxy will vote your shares “FOR” 1, 2, 3, 4 and 5.

If any other matters are properly presented at the Annual Meeting, the proxy will be voted with respect to any such matter by the proxy holders in accordance with the recommendations of the Board. As of the date of this proxy statement, it is not anticipated that any matters will be presented at the Annual Meeting other than those set forth in the accompanying Notice of the Annual Meeting of Shareholders.

Voting by Other Shareholders
If your shares are held by a bank, broker, or other nominee, please follow the instructions provided with your proxy materials supplied by your bank or broker.

Revocation of Proxies
Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised. Revocation may be made prior to the Annual Meeting by (i) filing a written revocation with our Corporate Clerk, (ii) entering a new vote over the Internet or by telephone, (iii) by submitting a duly executed proxy card bearing a later date, or (iv) by revoking the proxy personally at the Annual Meeting prior to the voting of the proxy. If your shares are held in street name, you should follow the instructions of your broker, bank or nominee regarding the revocations of proxies.

Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

ATTENDING THE ANNUAL MEETING

If you plan to attend the annual meeting in person, you will need to bring a form of official photo ID (such as a drive r's license), along with either your Notice, proxy card or other proof of stock ownership with you to the meeting. If you are a beneficial owner but not a shareholder of record, you must present both a form of official photo ID and proof of ownership consisting of a bank or brokerage account statement.

We may refuse admission to anyone who is not a shareholder or does not comply with these requirements.

ELECTRONIC ACCESS TO PROXY MATERIALS

This proxy statement and our 2017 Annual Report on Form 10-K are available on our website at www.bhbt.com.

CORPORATE GOVERNANCE

Board of Directors
The Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in our day-to-day operations. Our executive officers and management oversee the day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, which are held each month. Our directors also discuss business and other matters with key executives and our principal external advisors (legal counsel, auditors, financial advisors and other consultants).

The Board held a total of 12 regular meetings, two strategic planning meetings and one annual meeting during 2017. Each director attended at least 75% of the total number of board and committee meetings that he or she was eligible to attend.

The Board encourages each director to attend its Annual Meeting. All of the Board’s members attended the 2017Annual Meeting.

Board Leadership Structure
Currently, the positions of Chairman of the Board and CEO of the Company are held by separate individuals, with Mr. Woodside serving as Chairman of the Board and Mr. Simard serving as CEO. The Board believes that this leadership structure best serves the Company at this time because it allows Mr. Simard to focus on the Company’s operations and strategy, while Mr. Woodside, among other things, can provide independent leadership for the Board, set the agenda for meetings, and enable other directors to raise issues and concerns for Board consideration without immediately involving the CEO or other management.

The leadership structure of the Company is guided by its Governance Committee. The Company’s Governance Committee nominates individuals to serve as members of the Company’s Board, including any management directors. All director-nominees of the Company are considered “independent directors” under the NYSE American corporate governance standards, set out in the NYSE American Company Guide (the “NYSE American Rules”), except the CEO of the Company. The Chairman of the Board is an “independent director”. Management directors do not vote or serve as Chairs of any Board committees. The Governance Committee nominates persons to serve in the Chairman’s role for election by the entire Board. The “independent directors” meet in executive session immediately after Board meetings periodically to ensure that there is adequate oversight of Company management and to ensure that there is ample time to assess the Company’s activities separate from management. The Governance Committee believes this leadership structure is prudent and provides sufficient segregation and independence. The Governance Committee and the Board have made the decision that an independent director serving in the role of Board Chairman segregates the role from that of the CEO and provides a strong and appropriate level of management oversight.

The Company’s Audit Committee meets quarterly and receives reports from its independent registered public accounting firm, the independent loan review consultants, and the Bank’s internal audit function. The internal auditor conducts an annual risk-based audit program and provides audit findings quarterly to the Audit Committee.

Risk Oversight
The Board monitors and manages risks through the activities of specialized Board committees and other committees in conjunction with management, internal audit, the independent registered public accounting firm, and other independent advisors.

One such specialized committee, the Board Risk Committee, is presently composed of directors Caras, Fernald, Smith, Toothaker, Simard, Theroux, and Woodside. Mr. Caras serves as Chairman. The members are appointed by the Board and provide oversight of the following functions: (i) the Company’s risk governance structure, (ii) the Company’s risk management and risk assessment guidelines and policies regarding market, credit, operational, liquidity, funding, reputational, compliance and franchise risk, and such other risks as necessary to fulfill the Committee’s duties and responsibilities, (iii) the Company’s risk appetite and tolerance, and (iv) the Company’s capital, liquidity and funding in coordination with BHBT’s Asset/Liability Committee. The Company’s risk profile includes, but is not limited to: internal controls over financial reporting, credit risk, interest rate risk, liquidity risk, operational risk, cyber risk, incentive compensation risk, reputational risk and compliance risk. The Board Risk Committee meets at least monthly.

The Board Risk Committee also reviews and discusses on a quarterly basis the Bank’s bank-wide risk assessments.   The resulting risk assessments are aggregated, shared and also discussed with the Board at least annually.  The risk assessments are supplemented by regular reports from the Chief Risk Officer regarding emerging risks at monthly Board meetings.

The Board Risk Committee also sets loan policy, establishes credit authorities, and approves or ratifies all extensions of credit to borrowers with loan relationships over $5,000,000, and regularly reviews credit trends, delinquencies, non-performing loans, charged-off loans and management’s quarterly assessment of the adequacy of the Loan Loss reserve. The committee, in conjunction with the Audit Committee, reviews reports prepared by an independent loan review firm and those issued by the Internal Audit function to assist in their on-going assessment of credit risk.

The Board manages compensation, including incentive compensation risk, through its Compensation and Human Resources Committee. The Compensation and Human Resources Committee has engaged Pearl Meyer, as independent compensation consultants to provide the committee with both competitive market data and research into compensation best practices to guide the decisions of the committee. To mitigate the inherent risks of incenting behaviors potentially adverse to the Company and its shareholders, the committee reviews compensation matters with the assistance of the Company’s Risk Committee. The results are reviewed by the Board to ensure that incentive plans for senior officers and others do not encourage excessive risk-taking.

Risk assessment and risk management are the responsibility of the Company’s management. The Committee’s responsibility in this regard is one of oversight and review. Oversight is, in part, conducted through the established Enterprise Risk Management Program (the “ERM”) that is administered on its behalf and the Board of Directors by Executive Vice President, Chief Operating Officer and Chief Risk Officer, Mr. Richard B. Maltz. As part of the ERM, information from the Bank’s lines of business is collected and analyzed to identify, monitor, track and report various risks within the organization.

To assist the Board in fulfilling its risk management responsibilities, a network of management oversight committees has been established. These oversight committees, as defined below, have been delegated authority and duties specific to the execution of the Bank’s risk management policy. Specifically, these committees are responsible for the ongoing identification, measurement, monitoring and management of risk.

The Risk Management Committee is responsible for reviewing and recommending for approval risk mitigation strategies, risk acceptance, ongoing assessment of the adequacy and effectiveness of internal controls, and oversight of any risk mitigation plans. This committee ensures an appropriate balance between business development objectives, risk tolerances, cost of internal control, operational efficiency, regulatory requirements and customer experience. The Risk Management Committee ensures the continued development of an overall approach to risk assessment and management; oversees the refinement of policies and procedures as required; reviews the overall assessment of risk and related control activities; monitors the overall direction of risk; reviews and monitors corrective action plans; and periodically reports results to the Board.

The Asset Liability Management Committee (the “ALCO”) is responsible for the management of interest rate risk, liquidity risk, market risk, and capital adequacy levels of the Bank, as well as for developing strategies governing the effective management of the Bank’s balance sheet and income statement.

The Management Loan Committee (the “MLC”) is responsible for the management of credit risk related to all aspects of the lending portfolio of the Bank and related activities, including credit quality, loan production, credit delivery activities, credit policies, problem loan management and the collection processes. The MLC meets regularly and can approve aggregate loan exposure for borrowers up to and including $5,000,000.

The Bank’s Information Technology & Operations Committee (the “ITOC”) oversees the development and implementation of the technology and operations strategies of the Bank and its subsidiaries. The ITOC oversees the implementation of operational risk management practices, including the development of internal policies & procedures and risk appetite, while providing oversight of the quality and performance of the Bank’s project management practices to ensure objectives are met in a safe and sound manner

The Company believes that its risk management activities and procedures provide sufficient information to management and the Board to assist them in properly and adequately evaluating the Company’s compliance with its risk management programs and policies.  There can be no assurance that the Board’s risk oversight structure has identified and addressed every potential material risk and there may be additional risks that could arise in the Company’s business.   Both known and unknown risks could result in potentially material financial and/or business losses despite the Board’s efforts to oversee risk.

Committees
The Board has a standing Executive Committee, Audit Committee, Governance Committee, Board Risk Committee, and Compensation Committee.

Executive Committee
Our Bylaws provide that after each annual meeting of shareholders, the Board shall designate from among its members an Executive Committee with the authority to exercise all the powers of the Board in regard to ordinary operations of our business when the Board is not in session, subject to any specific vote of the Board. The Executive Committee is presently composed of directors Woodside, Caras, Dudman, Fernald, Simard, Smith, and Toothaker. Mr. Woodside serves as Chairman. The Executive Committee held one meeting in 2017.

Audit Committee
The Audit Committee is composed of directors Toothaker, Belair, Caras, Colter, and Ensign. Mr. Toothaker serves as Chairman of the Committee. The Audit Committee met four times during 2017. See Appendix A for the Report of the Audit Committee.  The Audit Committee Charter may be viewed on our website under the Shareholder Relations section at www.bhbt.com.

The Board has determined that the Audit Committee is solely composed of independent directors, in accordance with applicable NYSE American listing requirements and Rule 10A-3(b)(1) under the Exchange Act. The Audit Committee operates under a written charter, which has been adopted by the Audit Committee and the Board.  Audit Committee members do not accept any consulting, advisory or other compensatory fees (except directors’ fees) and are not affiliated with us (except as a director) or any of our subsidiaries. The Board has determined that each Audit Committee member is financially literate and that it has at least one “audit committee financial expert.” Mr. Scott G. Toothaker, CPA, meets the criteria as an “audit committee financial expert” as defined in applicable SEC rules.

The Audit Committee has the sole authority to appoint and replace the independent registered public accounting firm. The Audit Committee is responsible for the compensation and oversight of the independent registered public accounting firm and this firm reports directly to the Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to (i) the financial information to be provided to shareholders and the SEC, (ii) the review of quarterly financial statements, (iii) the system of financial reporting controls management has established, and (iv) the internal audit, external audit, and loan review processes.

Governance Committee
The Governance Committee is presently composed of directors Fernald, Belair, Cashman, Caras, Dimick, and Woodside. Director Cashman will serve on the Committee through May 2018. Mrs. Fernald serves as Chairman of the Committee. The Governance Committee met four times during 2017. The Board has determined that each member of the Governance Committee is independent under NYSE American Rules.

The Governance Committee’s responsibilities include screening director candidates, recommending nominees to the full Board (including the slate of returning directors) to be elected each year, making recommendations concerning the size and composition of the Board, recommending Committee structure and membership, and sponsoring new director orientation and education. The Governance Committee has a written charter, which may be viewed on our website under the Shareholder Relations section at www.bhbt.com.

The Governance Committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominee recommendations made by directors, management, and shareholders. To date, the Governance Committee has not engaged any third parties to assist it in identifying candidates for the Board. The Governance Committee considers, among other things, a potential candidate’s background, business and professional experience, demonstrated business acumen, (including any requisite financial expertise or other special qualifications), current employment, the ability to exercise sound business judgment, commitment to understand BHB, its business and the industry in which it operates. They also consider a candidates’s experience at a regulated financial institution. The Committee also considers if a candidate has sufficient time to devote to responsibilities of being a director, their community service or other board service as well as racial, ethnic, and gender diversity of the Board as a whole. Candidates are subject to a satisfactory background check and they must be clear of any judgments or sanctions. The Governance Committee generally considers a candidate’s qualifications in light of these broad criteria and assesses whether the candidate can make decisions on behalf of or while representing us in a manner consistent with our stated business goals and objectives. The Governance Committee will also consider the candidate’s “independent” status in accordance with applicable regulations and listing standards. The Governance Committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director must follow the procedures for submission of proposals set forth in the section of this proxy statement entitled “Nominations by Shareholders.”

Compensation Committee
The Compensation Committee reviews and considers recommendations from management, consultants, and directors concerning executive compensation policies, employee benefit plans, and salary administration programs, and reviews annually the performance of, and total compensation for, and recommends adjustments for, all of our executive officers. The deliberations of the Compensation Committee are reported to the Board for review and approval by the independent board members. The Compensation Committee has a written charter, which may be viewed on our website under the Shareholder Relations section at www.bhbt.com.

The Compensation Committee is presently composed of directors Smith, Cashman, Colter, Dimick, Dudman, Fernald, and Woodside. Director Cashman will serve on the Committee through May 2018. Mr. Smith serves as Chairman of the Compensation Committee. All members of the Compensation Committee are independent under NYSE American Rules. The Compensation Committee met six times in 2017.

Further information regarding the Compensation Committee can be found below in this proxy statement beginning under the caption “Role of the Compensation Committee.”

Board Risk Committee
See the sections entitled “Board Leadership Structure" and "Risk Oversight” on page 4 for further details regarding the Board Risk Committee.

Compensation Committee Interlocks and Insider Participation
No NEO serves as a member of a compensation committee of any other company that has an executive officer serving as a member of the Board.   No NEO serves as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee.

GOVERNANCE PROCEDURES AND RELATED MATTERS

Code of Conduct and Business Ethics
We have a written Code of Conduct and Business Ethics (“Code of Conduct”) which articulates our philosophy with respect to ethical conduct in the workplace and establishes standards for behavior, including standards with respect to compliance with laws and regulations, actual or potential conflicts of interest, fairness, insider trading, use of the Company’s or customer information and public and financial disclosure. This Code of Conduct is applicable to all directors, executive officers and other employees of the Company. Additionally, we have adopted a Code of Ethics for Senior Financial Officers that supplements the more general Code of Conduct and conforms to the requirements of the Sarbanes-Oxley Act of 2002 and NYSE American listing standards. We will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Current Report on Form 8-K. In the case of a waiver of our Code of Conduct for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.

Securities and Insider Trading Policy
We maintain a Securities and Insider Trading Policy that applies to all directors, executive officers and other employees of the Company. The policy is designed to prevent insider trading, allegations of insider trading, and to protect the Company's reputation for integrity and ethical conduct.

Prohibition on Hedging
Our Insider Trading Policy prohibits directors, executive officers and other employees from engaging in any hedging activity involving our securities.

Board Independence
Under the NYSE American corporate governance standards, set out in the NYSE American Rules, at least a majority of the Board must be “independent directors” as defined in Section 803A of the NYSE American Rules. According to Section 803A, “independent director” means a person other than an executive officer or employee of the Company. In addition, to qualify as an “independent director,” the Board must affirmatively determine that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that all of the named director-nominees listed in this proxy statement, with the exception of Mr. Simard, meet applicable independence standards under NYSE American Rules. Mr. Simard is NOT a member of the Audit, Compensation, or Governance Committees. Although Stephen R. Theroux, Former President and CEO of Lake Sunapee Bank Group ("LSBG"), satisfies the definition of independence under the NYSE American Rules, the Board has not appointed him to the Audit Committee, Compensation Committee, or Governance Committee.

Director Tenure
The board has not established limits on the number of terms that may be served by a director because it believes our best interests are served when it is represented by individuals who have developed, over time, valuable insight into our operations and businesses.

Bar Harbor Trust Services and Charter Trust Company Committees
The Company has two additional subsidiaries through its wholly owned bank subsidiary, Bar Harbor Bank & Trust. Committees with identical membership presently composed of directors Dudman, Ensign, Smith, Theroux, Belair, and Simard oversee both of these trust and wealth management subsidiaries. Martha T. Dudman serves as Chairperson. The Bar Harbor Trust Services and the Charter Trust Company committees provide oversight for these two entities that offer trust and wealth management services to clients.

Incentive Compensation Clawbacks
The Company has provisions in its incentive programs guidance requiring each current and former executive officer to forfeit any erroneously awarded incentive-based compensation received by any such officer during the three completed years preceding the date on which the Company is required to prepare an accounting restatement due to the material non-compliance of the Company with any financial reporting requirement under the federal securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 20, 2018 by: (i) each person or entity known by us to own beneficially more than 5% of the outstanding common stock calculated on the outstanding shares on March 20, 2018; (ii) each current director and nominee for election to the Board; (iii) our NEOs; and (iv) all executive officers and directors as a group.  We had 15,456,831 shares of common stock outstanding as of March 20, 2018.

BlackRock, Inc. holdings are disclosed based on their ownership as of December 31, 2017 as filed on Form Schedule 13G on February 1, 2018.

The information provided is based on our records and on information furnished by the persons listed. We are not aware of any arrangement that could at a subsequent date result in a change in control of the Company.

Name of Beneficial Owners	Title of Class	Amount of Beneficial Ownership[1]	Footnotes	Percent of Class
5% or more beneficial owners
BlackRock, Inc.				5.2%

Directors/Nominees:
Daina H. Belair	Common	2,326	[9]	*
Matthew L. Caras	Common	8,327	[9]	*
Leonard R. Cashman	Common	27,550	[2,9]	*
David M. Colter	Common	1,670	[3,9]	*
Steven H. Dimick	Common	5,026	[9]	*
Martha T. Dudman	Common	11,639	[9]	*
Stephen W. Ensign	Common	96,669	[4,9]	*
Lauri E. Fernald	Common	8,043	[9]	*
Brendan O’Halloran (Nominee)	Common	500	[9]	*
Curtis C. Simard (Director and NEO)	Common	27,285	[9,11]	*
Kenneth E. Smith	Common	11,458	[5,9]	*
Stephen R. Theroux	Common	50,570	[6,9]	*
Scott G. Toothaker	Common	15,174	[7,9]	*
David B. Woodside	Common	9,349	[8,9]	*

NEOs:
Josephine Iannelli	Common	2929	[11]	*
Richard Maltz	Common	7,744	[11]	*
William J. McIver	Common	6,149	[10,11]	*
Gregory W. Dalton	Common	16,362	[11]	*
Total Ownership of all directors, NEOs, and specified Trust shares of the Company as a group 18 persons		329,531	[12]	2.13%

1.
The number of shares beneficially owned by the persons set forth above is determined under the rules of Section 13 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, an individual is considered to beneficially own any shares of common stock if he or she directly or indirectly has or shares, (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of shares. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. All individual holdings amounting to less than 1% of issued and outstanding common stock are marked with an (*).

2.
Includes 5,542 shares over which voting and dispositive powers are shared jointly with Mr. Cashman’s spouse. This number does not include 2,803 shares owned by Mr. Cashman’s spouse over which he does not have voting or dispositive powers.

3.	Includes 30 shares owned by Mr. Colter’s children registered in a custodial account.

4.	This number does not include 13,920 shares held within a Supplemental Executive Retirement Plan for Mr. Ensign over which he does not have voting or dispositive powers.

5.	Includes 3,381 shares over which voting and dispositive powers are shared jointly with Mr. Smith’s spouse.

6.	Includes 34,868 shares over which voting and dispositive powers are shared jointly with Mr. Theroux’s spouse. This number does not include 37,124 shares held within a Supplemental Executive Retirement

Plan; or 7,744 shares owned by Mr. Theroux’s spouse over which he does not have voting or dispositive powers.

7.	Includes 4,500 shares over which voting and dispositive powers are shared with Mr. Toothaker’s spouse.

8.
Includes 2,142 shares over which voting and dispositive powers are shared jointly with Mr. Woodside’s spouse. This number does not include 1,500 shares owned by Mr. Woodside’s spouse over which he does not have voting or dispositive powers.

9.	Ownership figures for directors include 500 director-qualifying shares owned by each director indicated.

10.	This number does not include 5,044 shares held within a Supplemental Executive Retirement Plan for Mr. McIver over which he does not have voting or dispositive powers.

11.
The table below includes (a) shares the NEOs own directly, (b) shares over which NEOs have voting power of fully vested shares under the Company’s 401(k) Plan, (c) time-vested and performance shares (disclosed at Target) scheduled to be issued to the executives within 60 days of the March 29, 2018 record date under the long-term incentive plans.  These ownership positions are set forth in the table below:

Name	Direct (a)	401(k) Plan (b)	Long Term Incentive Equity[11] (c)
Curtis C. Simard	21,116	670	6,169
Josephine Iannelli	312	—	2,617
Richard Maltz	4,214	—	3,530
William J. McIver	1,861	4,288	1,856
Gregory W. Dalton	4,515	9,532	2,315

12Total beneficial ownership includes 20,761 (.0013%) shares of common stock held by two trusts, which, for the purpose of voting, are allocated equally among the directors present at the Annual Meeting under the terms of the respective trust instruments. No director has any other beneficial interest in these shares. These trusts are denominated for purposes of this proxy statement as the “Parker Trust “and the “The Fred & Hattie Lynam Private Foundation" formerly known as the Lynam Trust. The Parker Trust was established in 1955 in perpetuity. Bar Harbor Trust Services, the Company’s second tier non-depository trust services company located in Ellsworth, Maine, is the sole Trustee, with full powers, of this trust benefiting the Mt. Heights Cemetery in Southwest Harbor, Maine. The Fred & Hattie Lynam Private Foundation, was established in 1942 in perpetuity to benefit Mount Desert Island charities and later expanded to provide scholarships to graduates of Mount Desert Island High School. Bar Harbor Trust Services is the sole Trustee, with full powers, and administers the trust with the assistance of an established Grant and Scholarship Committee made up of members of the Board and community representatives.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities (collectively “Section 16 Persons”) to file initial reports of ownership and reports of changes of ownership with the SEC and the NYSE American. Section 16 Persons are required by the Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of such reports provided to us and written representations, all reports were filed timely as required except: Mr. Theroux filed a late Form 4 on August 24, 2017 relating to two transactions and a late Form 4 on November 15, 2017 relating to four transactions.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, thirteen director-nominees will stand for election to serve until the 2019 Annual Meeting of Shareholders and until each director’s successor is elected and qualified. Each director-nominee has consented to serve, and to the use of his or her name in this proxy statement. Twelve of the director-nominees currently serve on the Board and the thirteenth nominee, Brendan O’Halloran, is a new director nominee this year and was nominated by the Board.  Our Amended and Restated Bylaws (the “Bylaws”) provide that directors will not be nominated for election or re-election after their 72nd birthday; however, the Board may nominate candidates over 72 years old for election or re-election for a single annual term for special circumstances as determined by the Board for the benefit of shareholders.

The Board has determined that all but one of the director-nominees are “independent directors” in accordance with applicable laws, regulations, and NYSE American LLC (hereinafter “NYSE American”) listing requirements. The exception is director-nominee Curtis C. Simard, who currently serves as President and Chief Executive Officer (“CEO”) of the Company.  Mr. Simard is not a member of the Audit, Compensation, or Governance Committees. Although Stephen R. Theroux, former President and CEO of Lake Sunapee Bank Group, satisfies the definition of “independent” under NYSE American regulations, the Board has NOT appointed him to the Audit Committee, Compensation Committee, or Governance Committee.

For additional information on each nominee, please see the section entitled “Directors and Executive Officers” located elsewhere in this proxy statement.

Vote Required

Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present, or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of “FOR” votes will be elected as directors. If you do not vote for a nominee, or you indicate “ABSTAIN” for any nominee on your proxy card, your vote will not count “FOR” or “AGAINST” the nominee. You may not vote your shares cumulatively in the election of directors. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE THIRTEEN PERSONS NOMINATED AS DIRECTORS IN THE PROXY.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Nominees
As of December 31, 2017, the Board consisted of thirteen members. Leonard R. Cashman, a former LSBG director, will not stand for re-election pursuant to the Bylaws with respect to the maximum age of directors. Brendan O’Halloran has been nominated by the Board to fill the seat vacated by Mr. Cashman. As a result, thirteen director/nominees will stand for election at the May 15, 2018 meeting. The Board has determined that all but one of the director-nominees are “independent directors” in accordance with applicable laws, regulations and NYSE American listing requirements.  The exception is director–nominee Simard who is President and CEO of the Company.  Mr. Simard is NOT a member of the Audit, Compensation, or Governance Committees. Although Stephen R. Theroux, former President and CEO of LSBG, satisfies the definition of independence under the NYSE American regulations, Board has NOT appointed him to the Audit Committee, Compensation Committee, or Governance Committee.

For each director-nominee, the following table sets forth their names, ages as of March 29, 2018 and positions with the Company or its subsidiaries consisting of Bar Harbor Bank & Trust ("BHBT"), Bar Harbor Trust Services (“BHTS”) and Charter Trust Company (“CTC”). The terms of all current directors expire in 2018.

Name	Age	Year First Elected or Appointed Director	Positions with the Company	Positions with Subsidiaries
Daina H. Belair	62	2015	Director	Director, BHBT since 2015. Director, BHTS since 2015. Director, CTC since 2017.
Matthew L. Caras	61	2014	Director	Director, BHBT since 2014.
David M. Colter	50	2016	Director	Director, BHBT since 2016.
Steven H. Dimick[1]	67	2017	Director	Director, BHBT since 2017.
Martha T. Dudman	66	2003	Director	Director, BHBT since 2003. Chairman, BHTS since 2005. Director, BHTS since 2003. Chairman, CTC since 2017.
Stephen W. Ensign[1]	70	2017	Director	Director, BHTS since 2017. Director, CTC since 2017.
Lauri E. Fernald	56	2005	Director	Director, BHBT since 2005.
Brendan O’Halloran	55	Nominee	Nominee	Nominee for BHBT.
Curtis C. Simard	47	2013	Director, President and CEO since August 2013	President and CEO of BHBT since June 2013. Director, BHBT since June 2013. Director, BHTS since June 2013. Director, CTC since 2017.
Kenneth E. Smith	64	2004	Director	Director, BHBT since 2004. Director, BHTS from 2004 - 2013 and 2015 to present. Director, CTC since 2017.
Stephen R. Theroux[1]	68	2017	Director	Director, BHBT since 2017. Director, CTC since 2017.
Scott G. Toothaker	55	2003	Director	Director, BHBT since 2003.
David B. Woodside	66	2003	Director	Director, BHBT since 2003. Chairman of the Board since 2016.

1 Appointed by the Board on January 10, 2017, effective upon completion of the merger with LSBG.

Executive Officers
Set forth below is a list of our NEOs, including their ages and positions with us and our subsidiaries, BHBT, BHTS and CTC each as of March 21, 2018:

Name	Age	Year First Elected Officer	Positions with the Company	Positions with Subsidiaries
Curtis C. Simard	47	2013	Director, President and CEO	President and CEO of BHBT since June 2013. Director of BHBT since June 2013. Director, BHTS since June 2013. Director of CTC since 2017.
Josephine Iannelli	45	2016	Executive Vice President, Chief Financial Officer and Treasurer	Executive Vice President, Chief Financial Officer, and Treasurer of BHBT and BHTS since 2016. Chief Financial Officer and Treasurer of CTC since 2017.
Richard B. Maltz	58	2014	N/A	Executive Vice President, Chief Operating Officer, and Chief Risk Officer of BHBT since 2016. Formerly Executive Vice President and Chief Risk Officer of BHBT since 2014.
Gregory W. Dalton	58	2001	N/A	Executive Vice President of BHBT since 2011 and Senior Vice President of BHBT since 2000.
William J. McIver[1]	66	2017	N/A	Executive Vice President. Regional President of NH/VT of BHBT since 2017.

1 Mr. McIver has announced his retirement effective as of June 30, 2018.

Our Bylaws provide that Board elect the executive officers annually. The Bylaws further provide that the President and CEO, Chairman and Vice Chairman, if any, shall serve at the pleasure of the Board and until their successors have been chosen and qualified. All other officers serve at the pleasure of the Board and the CEO. There are no arrangements or understanding between any of the directors, executive officers, or any other persons pursuant to which the above directors have been selected as directors or any of the above officers have been selected as officers. There are no “family relationships” (as defined by the SEC) between any director, executive officer, or person nominated or chosen by us to become a director or executive officer.

Business Experience
The principal occupation and business experience for at least the last five years for each director, nominee, and executive officer is set forth below. None of the organizations discussed below, except for BHBT, BHTS and CTC are affiliated with us.

Director Nominees
Daina H. Belair. Mrs. Belair resides in Lincolnville, Maine. She has been the owner of the Inn at Sunrise Point located in Lincolnville since 2008. She is a retired attorney specializing in the field of banking and financial services. Before relocating to Maine she was employed as General Counsel and Managing Director of U.S. Trust Corporation, U.S. Trust Company of New York and U.S. Trust Company N.A. from May 2002 through October 2006. Prior to her time at U. S. Trust, she served as Vice President and a senior and division general counsel at Citibank N.A. from 1987 to 2002 including in its Emerging Markets and its Private Banking Division. She previously served on the Town of Lincolnville’s Budget Committee, and is presently a Director at Home Counselors Inc., a private not-for-profit; a current member and past Director and Treasurer of the Penobscot Bay Chamber of Commerce; and a member of the Lincolnville Business Group. The Board believes her hospitality experience and legal background in the financial services industry provide valuable guidance to the Board as we continue to grow.

Matthew L. Caras, JD.  Mr. Caras is a founder and principal of Leaders LLC, a mergers and acquisitions advisory services firm representing public, private, and family-owned businesses in a broad range of industries throughout the United States and globally. Mr. Caras, who is an attorney and member of the Maine Bar, is also a mediator and neutral negotiation facilitator who has conducted over 150 mediation sessions and facilitated transactions as a neutral. Prior to founding Leaders LLC, Mr. Caras was a partner, department chair, and member of the executive committee of Verrill Dana LLP a full-service law firm with over 130 attorneys and offices in Portland, ME; Boston, MA; Westport, CT; and Washington, DC.  Mr. Caras lives in Arrowsic, Maine, where he serves on the Town’s Planning Board. The Company believes that given his professional background and legal expertise in commercial transactions along with his business knowledge of Cumberland and Sagadahoc counties, he provides valuable perspective to the Board as the Company expands its customer service area in Maine.

David M. Colter. Mr. Colter resides in Hampden, Maine. He is President and CEO of GAC Chemical Corporation in Searsport, Maine. GAC manufactures and distributes industrial, specialty, and fine inorganic and organic chemicals. Prior to joining GAC and moving to Maine, he worked for Ernst & Young in Ohio where he obtained his CPA license. While in Ohio, he served on the board, Executive Committee and as Treasurer of the Ronald McDonald House of NW Ohio. Community involvement upon moving to Maine included the Boy Scouts of America (District Chairman – Waldo District) and the Bangor Region Leadership Institute. Currently he is active with the Maine State Chamber of Commerce serving as a board member, and the University of Maine Pulp and Paper Foundation, serving as Treasurer and a member of the Audit and Executive Committees. In addition to his CPA certification, he also holds a Chartered Global Management Accountant designation. Mr. Colter’s experience as the principal executive officer of a manufacturing company and his educational credentials bring strong qualifications and skills to the Board.

Steven H. Dimick. Mr. Dimick resides in Randolph, Vermont. He joined the Board in January 2017 in connection with the Company’s acquisition of LSBG, where he served as a director since November 2013. Mr. Dimick served as a member of Randolph National Bank’s board of directors from 1981 to 2013 and Central Financial Corporation’s board of directors from its formation in 1986 until 2013. He served as President and Chief Executive Officer of Central Financial Corporation and Randolph National Bank from 1989 until his retirement in 2013. Mr. Dimick held several positions at Randolph National Bank, since joining in 1974. Prior to joining Randolph National Bank, Mr. Dimick was with First National Bank of Boston. In addition, Mr. Dimick has served as President of the Vermont Chapter of the Bank Administration Institute and was the Vermont board member on the board of the Independent Community Bankers of America. Mr. Dimick has also served as the Chairman of the Vermont Bankers Association, and as a Trustee of Gifford Medical Center. Mr. Dimick’ s substantial experience as an executive officer and bank director provides him with the qualifications and skills to serve as a director.

Martha T. Dudman.  Ms. Dudman resides in Northeast Harbor, Maine. She is a fundraising consultant and published author. She is President of Dudman Communications Corporation and was Corporate President from 1990 to 1999, operating a group of radio stations in Ellsworth and Bangor. She currently serves as Senior Counsel with Gary Friedmann & Associates effective 2011, and held the same position from 1999 to 2006, providing fundraising consulting services to nonprofits throughout the State of Maine. She has been awarded membership in the Deborah Morton Society, recognizing women of high distinction in their careers and public service and whose leadership in civic, cultural, and social causes has been exceptional.  She is Vice President of the Summer Scholarship Endowment Foundation, has served on several non-profit boards, and is Past President of the Northeast Harbor Library. She has served on the Board of Selectmen for the Town of Mount Desert since 2011.  Ms. Dudman’s extensive experience in business management, public relations, marketing and sales provide her with unique insight into the Company’s operations.

Stephen W. Ensign. Mr. Ensign resides in New London, New Hampshire. He joined the Board in January 2017 in connection with the Company’s acquisition of LSBG, where he served as Chairman of the Board since 2002, previously serving as Chief Executive Officer from 1992 to 2012 and Lake Sunapee Bank (“LSB”) President until 2008. He also served as Vice Chairman of the board of directors of Charter Trust Company, a company engaged in the business of trust and investment management and now a subsidiary of Bar Harbor Bankshares. Mr. Ensign is presently in his second term as Chairman of the Board of the New Hampshire Housing Finance Authority. Mr. Ensign previously held various positions with LSBG and LSB, including Vice

Chairman, President, Chief Executive Officer, Chief Operating Officer, Executive Vice President, Senior Vice President and Senior Loan Officer, having joined the Bank in 1971. He has served as an LSBG director beginning in 1989 and an LSB director since 1986. Mr. Ensign continues to serve as Audit Chair for the board of trustees of Proctor Academy in Andover, NH. Mr. Ensign’s experience as an executive officer and bank director provides him with the qualifications and skills to serve as a director.

Lauri E. Fernald.  Ms. Fernald resides in Mount Desert, Maine. She is a Certified Funeral Service Practitioner, President and an owner in Jordan-Fernald headquartered in Mount Desert. She is also Managing Partner of L.E. Fernald LLC, and 125 Franklin Street LLC, operating as real estate holding companies.  She serves on the finance committee of Hospice Volunteers of Hancock County, and is Treasurer of the Parish of St. Mary and St. Jude Episcopal Church of Northeast Harbor and Seal Harbor, and a committee member of the Maine Coast Memorial Hospital Foundation Council.  She is also a member of the Woodbine Cemetery Association of Ellsworth, the Brookside Cemetery Corp. of Mount Desert and Maine Community Foundation Hancock County Committee. Her commercial and community service experience brings a depth of knowledge to the Board about the markets in which the Company operates.

Brendan O’Halloran.   Mr. O’Halloran is a resident of Chatham, MA and Naples, FL, and is standing as a new nominee to the Board this year.  Mr. O’Halloran began his career at The First Boston Corporation in New York City, and was employed by Toronto Dominion Bank Financial Group in varying capacities since 1989.   Prior to his retirement in 2015,  his most recent position was that of Vice Chair & Region Head, TD Securities, overseeing TD Securities investment banking, trading and operational activities in the US through its offices in New York, Chicago, Boston, Houston, and Philadelphia. Mr. O’Halloran served a trustee for the Institute of International Bankers, and has demonstrated leadership skills and strong integration and strategic planning experience that will be valuable as a member of the Board with his extensive experience with regulatory involvement and oversight. He holds an A.B. from Princeton University and an M.B.A. from the Harvard Graduate School of Business Administration.

Curtis C. Simard.  Mr. Simard resides in Mount Desert, Maine. He was elected President and CEO of BHBT on June 17, 2013 and assumed the responsibilities of President and CEO of the Company on August 10, 2013 following the retirement of the previous CEO.  Prior to joining the Company, he served as Senior Vice President and Managing Director of Corporate Banking for TD Bank. He was with TD Bank and its predecessor companies starting in 2002. He also was affiliated with First New Hampshire Bank and its successor, Citizens Bank, from 1992 to 2002 working on various business initiatives. He serves as a Trustee of the Smithsonian affiliated Abbe Museum and Maine Coast Memorial Hospital. He is a Corporator of Eastern Maine Health Systems, and member of the board of directors at the Seal Cove Auto Museum and the Ellsworth Business Development Corporation. He also serves on the Insurance Trust Committee of Maine Bankers Association. His positions as President and CEO of the Company, and his leadership of the Company, provide him with extensive knowledge of the Company’s opportunities, challenges and operations, as evidenced by the recent LSBG acquisition.

Kenneth E. Smith.  Mr. Smith resides in Bar Harbor, Maine. He has been owner and innkeeper of Manor House Inn since 2003 and was the former owner of Wonder View Inn, both of which are lodging facilities located in Bar Harbor, Maine. His experience and expertise of over 40 years in the field are highly valued by the Board. He is a former Chairman and long-time member of the Bar Harbor Town Council. He currently serves as a Commissioner of the Bar Harbor Housing Authority, a member of the Town’s Cruise Ship Committee, a member of Anah Shrine, and a long time member and past President of the Bar Harbor Rotary Club. Mr. Smith’s expertise in the hospitality industry is valuable to the Board as it represents a critical segment of the local economy and BHBT’s commercial loan portfolio.

Stephen R. Theroux. Mr. Theroux resides in New London, NH. He joined the Board in January 2017 with the Company acquisition of LSBG, where he retired as Vice Chairman, President and CEO of both LSBG and LSB. He served as a director of the LSBG board since 1989, the LSB Board since 1986, and as Chairman of the board of directors of Charter Trust Company. He previously held positions for LSBG and LSB of Corporate Secretary, Chief Financial Officer, and Chief Operating Officer. Mr. Theroux was elected in 2015 as a Director of the Federal Home Loan Bank of Boston where he continues to serve. Mr. Theroux is Treasurer for the Town of New London, NH, as well as a Trustee and Treasurer of Proctor Academy in Andover, NH. He also serves as a director of the American European Insurance Company, Cherry Hills, N.J. His strong knowledge of banking day-to-day operations and industry, and his 40 years of experience in various operational and financial management responsibilities in the banking, educational, and insurance industries provide him with the qualifications and skills to serve as a director.

Scott G. Toothaker.  Mr. Toothaker resides in Ellsworth, Maine. He is a shareholder of Melanson Heath & Co., PC, a certified public accounting firm with offices located in Ellsworth, and Nashua, New Hampshire. The firm specializes in professional services to small businesses and entrepreneurs throughout New England. He holds an MBA from the University of Maine and an MST from Bentley College.  A practicing CPA, he is well suited in his role as Chairman of the Company’s Audit Committee.

David B. Woodside.  Mr. Woodside resides in Bar Harbor, Maine. He is CEO and Director of The Acadia Corporation, a locally owned company operating retail shops, a restaurant, and lodging facility on Mount Desert Island. He received his BS degree in Business Administration from the University of Maine in 1974. He has owned several small businesses in the area and has been employed at The Acadia Corporation since 1976. He has also served on numerous local non-profit boards, the Bar Harbor Town Council, and as past President of the Bar Harbor Rotary Club and Bar Harbor Chamber of Commerce. He served for many years as Vice Chair of the National Park Hospitality Association, representing the diverse companies providing visitor hospitality services in National Parks across the country. His in-depth knowledge of the retail and hospitality industries both in Maine and across the country provides significant expertise to the Board in these important segments of the Maine economy.

Executive Officers
Curtis C. Simard.  For a summary of Mr. Simard’s business experience, refer to the “Director Nominees” section immediately above.

Josephine Iannelli. Ms. Iannelli resides in Mount Desert, Maine. Ms. Iannelli joined the Company in October 2016 as Executive Vice President, Chief Financial Officer and Treasurer.  Prior to joining the Company, Ms. Iannelli served as Senior Executive Vice President, Chief Financial Officer and Treasurer of Berkshire Hills Bancorp in Pittsfield, Massachusetts.  Ms. Iannelli holds a bachelor’s degree in Accounting from Baldwin Wallace University and began her career at KPMG, after which she joined KeyCorp.  In 2002, Ms. Iannelli joined National City Corporation where she served in various roles up and through the acquisition and integration into PNC Financial Services Group.  Ms. Iannelli subsequently owned her own consulting company serving both national and international clients.  In these varying roles, Ms. Iannelli’s experience encompasses financial leadership in accounting policy, financial planning & analytics, treasury, investor relations, SEC & regulatory reporting, investment management, tax, mergers and acquisitions, and financial reengineering. Ms. Iannelli serves as a member of the Board of Directors of the Maine Seacoast Mission and the Board of Trustees for Camp Beech Cliff.

Richard B. Maltz. Mr. Maltz resides in Hampden, Maine. He has served as the Company’s Executive Vice President, Chief Operating Officer, and Chief Risk Officer since September 2016, and as Executive Vice President & Chief Risk Officer since September 1, 2014. He previously served as Executive Vice President & Chief Risk Officer of Bangor Savings Bank in Bangor as well as in other executive capacities at that institution since 1999. Mr. Maltz is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

William J. McIver. Mr. McIver resides in Warner, NH. He joined the Company and the Bank in connection with the Company’s acquisition of LSBG in 2017, taking on the role of Executive Vice President, Regional President of NH/VT. Mr. McIver also assumed the management of Charter Trust Company for 2017. At the time of acquisition, he was Senior EVP, Chief Operating Officer and Chief Information Officer for LSBG. Mr. McIver joined LSBG in 1999, also serving as Executive Vice President, Chief Risk Officer, Chief Administration Officer and Director of Retail Banking during his tenure. Prior to 1999, Mr. McIver served as a Regional President of CFX Bank and as Director of Acquisitions and Integration for CFX Corporation as well as President and Chief Executive Officer of The Valley Bank. Mr. McIver announced his retirement effective June 30, 2018.

Gregory W. Dalton. Mr. Dalton resides in Mount Desert, Maine. He has served as Executive Vice President of Maine Business Banking of BHBT since October 2011.  He was Senior Vice President of BHBT’s Business Banking function from 2000 through October 2011. He is also a minority owner in both the Bar Harbor Jam Co. and its real estate holding companies, Blueberry Partners LLC and Triangle Development LLC, located in Bar Harbor.  He serves as a Board member of Acadia Fire Youth Soccer. He currently serves on the Island Housing Trust and the Genesis Community Loan Fund. He also serves as Chair of the Senior Lender Leadership Committee for Maine Bankers Association. He has also served as Vice Chair of the MDI YMCA and serves in several other local youth focused, non-profit organizations including The Katahdin Area Council of the Boy Scouts of America, and the Neighborhood House in Northeast Harbor.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Transactions with Management and Others
We administer related party transactions (if any) under our Related Party Transaction Policy, which addresses compliance to NYSE American Rule 120 and Item 404(a) of Regulation S-K. This policy provides for Audit Committee oversight of related party transactions that exceed a de minimis lifetime income statement impact of $25,000 (except for loan transactions, which for the Company and its subsidiaries are administered pursuant to Federal Regulation O, as described more fully below).  Any transactions that qualify under this policy are reviewed by the Audit Committee (or another acceptable Board Committee, or the full Board) for pre-approval.  Other than the Somesville Lease described below, and loans offered in the ordinary course of business and approved by the BHBT Board, there are no related party transactions. The Related Party Transaction Policy is approved annually by the Board and administered by management of BHBT.

We have entered into a long-term lease for our BHBT branch located in Somesville, Maine, effective February 1, 2006 (“the Somesville Lease”). The Somesville Lease currently has a ten year lease that runs through 2026. During each subsequent lease year the base rent is increased using a formula tied to certain changes in the consumer price index. During 2017 the lease payments totaled $84,999.  There were no amounts outstanding for this lease as of December 31, 2017. In addition to base rent, BHBT is responsible to pay as “additional rent” certain defined real estate taxes as well as certain operating expenses, and other costs, charges, and expenses associated with the premises. The “Landlord” under the Somesville Lease is A.C. Fernald Sons Inc., a Maine corporation. Mr. Robert B. Fernald of Mount Desert, Maine, is a shareholder, director, and officer of A. C. Fernald Sons Inc. and is the father of Company director Lauri E. Fernald. Lauri E. Fernald does not own any stock or hold any corporate office or other position with A.C. Fernald Sons Inc. and has no direct or indirect interest in the Somesville Lease other than her familial relationship with Mr. Robert B. Fernald.

Except as set forth above and with regard to “Indebtedness of Management” described below, none of the director-nominees or NEOs of the Company or of any of its subsidiaries engaged during 2017 in any transaction with the Company or any of its subsidiaries, in which the amount involved exceeded $120,000.

Indebtedness of Management and Directors
BHBT offers to its directors, officers, principal shareholders and employees, and to businesses owned and/or controlled by those persons (collectively “insiders”), commercial and consumer loans in the ordinary course of its business.

All loans made by the Company and its subsidiaries to insiders are regulated by the Company’s federal and state regulators under Regulation O. Regulation O sets forth various practices and reporting requirements for loans to insiders. In addition, the Sarbanes-Oxley Act of 2002 permits banks and bank holding companies to extend credit to their directors and officers provided that such extensions of credit are (a) made or provided in the ordinary course of the consumer credit business of such issuer; (b) of a type that is generally made available to such issuer to the public; and (c) made by such issuer on market terms, or terms that are no more favorable than those offered by the issuer to the public. Further, NYSE American rules provide that related party transactions must be subject to appropriate review and oversight by the Company’s Audit Committee or a comparable body of the Board.

As of December 31, 2017, the outstanding loans by BHBT to our director-nominees and NEOs amount to an aggregate of approximately $10,489,054 with a maximum availability limit of $12,693,294.   All such loans are offered under the same terms and conditions available for comparable loans to persons not related to BHBT, including but not limited to interest rates repayment terms, and the required collateral. The terms and conditions of all loans, including those to insiders, and the process by which are approved, is fully documented in BHBT’s written loan policy (the “Loan Policy”). The Loan Policy is approved annually by the Board and administered by management of BHBT. Loans to insiders may not contain a higher level of risk, nor be offered with terms and conditions more favorable, than loans to non-insiders with equivalent financial profiles (except for the favorable pricing programs previously described).  We believe that all extensions of credit to our insiders and executive officers satisfy the foregoing conditions.  No extensions of credit to our insiders have involved more than normal risk of collectability or present other unfavorable features.

Director independence disclosures may be found under “Corporate Governance” beginning on page 4.

COMPENSATION OF DIRECTORS

Compensation of independent directors of the Company, BHBT, BHTS and CTC consisted of a combination of fees for meetings attended, quarterly stipends, and an equity award. Members of the Board received $500 when the Company and the BHBT held joint meetings. The fee paid for attendance at the Company’s Annual Meeting was also $500 per member. Audit Committee members received $600 for each Audit Committee meeting they attended. The Chairman is compensated at one-half of the meeting fee for attendance at committee meetings of which they were not a voting member.

In addition, the Board Chairman received a quarterly stipend of $5,000 and the Chairman of Audit receives $3,500. Chairman of Governance, Compensation, Board Risk, and the Chairman who oversees both BHTS and CTC meetings receive a quarterly stipend of $3,000. The following table summarizes the components of director compensation.

	Quarterly Stipend (Annualized)	November, 2017 Stock Grant	Meeting Fees
Chairman of the Board	$5,000	Shares up to a market value of $20,000	$500 for Board, Executive, Compensation, Governance and Board Risk. $300 for Audit. $250 for Bar Harbor Trust Services and Charter Trust Company
	(20,000)

Audit Chair	3,500	Shares up to a market value of $20,000
	(14,000)
Governance Chair	3,000	Shares up to a market value of $20,000
	(12,000)
Board Risk Chair	3,000	Shares up to a market value of $20,000
	(12,000)
Compensation Chair	3,000	Shares up to a market value of $20,000
	(12,000)
Charter and Trust Chair	3,000	Shares up to a market value of $20,000
	(12,000)
All other Directors	2,500	Shares up to a market value of $20,000
	(10,000)
Audit Committee Attendance			$600 (no change)
All other meetings and Annual Meeting			$500 (no change)

We review a comparative summary of director compensation annually prepared by Pearl Meyer. Pearl Meyer recommended that the Board consider including equity compensation as part of its compensation mix on an ongoing basis. In November 2017, each independent director was awarded 667 restricted shares of our common stock under the 2015 Equity Plan.  This grant was made in lieu of an increase in the cash portion of their fees and as part of an overall market adjustment in director compensation.   These restricted share certificates are fully vested, but may not be sold, transferred or gifted by any director until three months after such director leaves the service of the Board.

2017 Director Compensation
The following table details the total compensation paid to directors from the Company, BHBT, BHTS and CTC during the 2017 fiscal year. Directors receive no additional compensation or perquisites for their service than that set forth in the table below.

	Fees Earned or Paid in Cash	Restricted Stock Awards[1]	Total
Name (a)	(b)	(c)	(h)
Daina H. Belair	$31,200	$19,983	$51,183
Matthew L. Caras	29,900	19,983	49,883
Leonard R. Cashman	13,500	19,983	33,483
David M. Colter	21,900	19,983	41,883
Steven H. Dimick[2]	20,583	19,983	40,566
Martha T. Dudman	33,500	19,983	53,483
Stephen W. Ensign[2]	27,983	19,983	47,966
Lauri E. Fernald	27,000	19,983	46,983
Clyde S. Lewis[3]	10,000	—	10,000
Constance C. Shea[3]	8,250	—	8,250
Kenneth E. Smith[4]	39,500	19,983	59,483
Stephen R. Theroux[2]	32,083	19,983	52,066
Scott C. Toothaker	28,900	19,983	48,883
David B. Woodside	45,750	19,983	65,733
Totals	$370,049	$239,796	$609,845

1.	Represents the value of 667 restricted shares granted in November 2017 to each independent director as part of their compensation calculated at the closing price on the day of the grant.

2.	Appointed by the Board on January 10, 2017, effective upon completion of the merger with LSBG.

3.	Mr. Lewis and Mrs. Shea retired from the Board in May 2017 due to age restrictions in accordance with the Company’s Bylaws.

4.
Kenneth E. Smith deferred a portion of his compensation under a Non-Qualified Deferred Compensation arrangement. This deferred arrangement is funded entirely by the director and the funds are invested and remain in the name of the Company until the director withdraws them upon his resignation, retirement, or termination from Board membership.  Mr. Smith assumes the investment risk on these funds and holds the status of an unsecured creditor of the Company for the payment of these deferred fees at a future date.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Securities and Exchange Commission Regulation S-K with management. Based upon such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Members

Kenneth E. Smith, Chair                                David M. Colter
Martha Dudman                 Lauri E. Fernald
David B. Woodside                Steven H. Dimick
Leonard R. Cashman

Compensation Discussion and Analysis
This section discusses an overview and analysis of our compensation program and policies, the material compensation decisions made under those programs and policies with respect to our Named Executive Officers ("NEOs"), and the material factors considered in making those decisions.  Later in this proxy statement under the heading “Executive Compensation Tables” is a series of tables containing specific information about the compensation earned or paid to the NEOs.

The discussion below is intended to aid understanding of the detailed information provided in those tables and put that information into context within the overall compensation program.

Named Executive Officers
For 2017, our NEOs are: President and CEO, Curtis C. Simard; Executive Vice President and CFO Josephine Iannelli; and our three other most highly compensated policy making executive officers.  In 2017, these three other NEOs were Executive Vice President, Chief Operating and Chief Risk Officer, Richard B. Maltz; Executive Vice President and Regional President of NH/VT, William J. McIver; and Executive Vice President, Maine Business Banking, Gregory W. Dalton.

Objectives of Our Compensation Program
The objective of our compensation program is to attract, retain, motivate, and reward NEOs and other executives who contribute to our financial and operational success, which ultimately builds value for our shareholders.  The Board believes that, in order to do this effectively, the program must:

•	provide NEOs with total compensation opportunities at levels that are competitive for comparable positions at companies and banks with which it competes for talent;

•	directly link a significant portion of total compensation to our achievement of performance goals in a way that proportionally rewards higher performance levels;

•	provide upside opportunities for exceptional individual performance, which can result in differentiated compensation among NEOs based on performance; and

•	closely align the NEOs’ interests with those of our shareholders by making stock-based incentives an element of the executive’s compensation.

Role of the Compensation Committee
The Compensation Committee oversees regulatory compliance for all of our compensation and benefit plans and administers the Company’s executive compensation programs. The Compensation Committee recommends these programs to the Board for approval by its independent board members at least annually and more frequently, if circumstances warrant. These programs are intended to provide a variety of competitive compensation components including base salaries, annual cash incentives, retirement programs, and traditional benefits.  In addition, we have sought to align the long-term interests of our executives, including the NEOs, with those of our shareholders by providing share-based incentives in the form of equity awards. The composition of the components may vary from year to year based on individual performance, our business plan, market conditions or other factors.

The Compensation Committee believes that our compensation policies and procedures are designed to provide a strong link between each NEO’s compensation and our short and long-term performance. The objective of our compensation program is to provide compensation which is competitive, variable based on our performance, and aligned with the long-term interests of our shareholders.

Shareholder “Say on Pay” Advisory Votes
Shareholders are entitled to annually vote on an advisory, non-binding resolution on our compensation policies and procedures.  Past shareholder votes have been overwhelmingly in favor of our programs and practices.

The May 2017 “Say on Pay” voting results were as follows:

For	Against	Abstain	Broker Non-Vote
6,346,073	199,051	135,292	1,840,047

The Compensation Committee will continue to consider the outcome of future advisory, non-binding “Say on Pay” votes when reviewing and planning future executive compensation arrangements.

The Role of Compensation Consultants and the Compensation Committee’s Evaluation of Conflicts of Interest
The Compensation Committee has utilized, and expects to utilize in the future, various outside consultants, actuaries and attorneys to assist it in developing and implementing the essential components of our compensation program, including its equity program, and incentive compensation arrangements.

The Compensation Committee, under authority granted by its charter, engages Pearl Meyer to assist in reviewing our executive officer and director compensation packages.  Their 2017 engagement included:

•	providing current market-based total compensation guidelines to assist in establishing appropriate and ongoing base compensation and incentive compensation levels for our NEOs;

•
providing on-going guidance on our short-term, annual cash incentive program positions in relationship to competitive plan design and payout opportunities to our strategic and long-term financial plans;

•	providing guidance and market comparisons for the long-term incentive program using equity grants to NEOs under the Company’s approved equity plan;

•	providing a comprehensive review of our compensation program for our directors;

•	recommending an updated, appropriate Compensation Peer Group (defined below) comparison for compensation purposes;

•	providing guidance on implementation of CEO Pay Ratio; and

•	providing guidance and market comparisons for benchmark positions for a company-wide review of market salaries due to the expansion into three states and increased size.

The Compensation Committee has assessed the relationships among Pearl Meyer, the Company, the Compensation Committee, and the executive officers for independence and conflicts of interest.   In this assessment, the Compensation Committee reviewed the criteria set forth in the SEC’s Reg. 240.10C-1(b)(4) (i)-(vi) and such other criteria as it deemed appropriate.  Specifically, the Compensation Committee considered the following factors in its evaluation of its relationship with Pearl Meyer:

•	whether Pearl Meyer provided any other services to us;

•	how much compensation Pearl Meyer has received from us for compensation consulting services, as a percentage to their total revenue;

•	what policies and procedures have been adopted by Pearl Meyer to prevent a conflict of interest;

•	whether Pearl Meyer has any business or personal relationship with a member of the Compensation Committee;

•	whether Pearl Meyer owns any of our stock; and

•	whether Pearl Meyer has any personal or business relationship with any of our executive officers.

The Compensation Committee did not identify any conflicts of interest with the engagement of Pearl Meyer. Additionally, Pearl Meyer provided us documented assurances that they are confident their relationship with us meets the independence standards and they have identified no conflicts of interest.

Role of Management in Establishing Compensation
On an annual basis, management provides the Compensation Committee with general information on executive officer compensation, including the NEOs. The Compensation Committee then reviews, discusses and considers this information and any recommendations.   CEO Simard and Human Resources assist in the administration of all executive compensation programs, prepares Compensation Committee and Board meeting materials and performs work as requested by the Compensation Committee, including working directly with the compensation consultant in preparation of peer analyses for the Compensation Committee’s consideration.  Mr. Simard, as our CEO, attends portions of the Compensation Committee’s meetings and makes recommendations on base salary, annual incentives and equity compensation for only the executive officers who report to the CEO position.  The Compensation Committee has the discretion to accept, reject or modify the CEO’s recommendations.  The CEO is not a member of the Compensation Committee and is not present for the executive sessions or for any discussion regarding his own compensation.

Market Benchmarking and Performance Comparisons
The Compensation Committee reviews and recommends to the Board’s independent members for approval of compensation programs, which it believes meet our ongoing needs to attract, motivate, and retain talented and qualified executives who have the ability to make a major contribution to the leadership and success of the Company. The Compensation Committee regularly reviews market information provided by Pearl Meyer. Primary data sources used in the benchmarking for the NEOs are the information publicly disclosed by a peer group of publicly traded banks and published surveys. The Compensation Committee reviews comparative compensation and benefit information contained in the public filings of this peer group which has been established for compensation comparison (“the Compensation Peer Group”) using objective selection criteria. The 2017 Compensation Peer Group includes financial institutions that fall within a range of $1.7 billion in assets to $6.7 billion in assets. All peer banks are located in the Northeast region and New York excluding New York City. The Compensation Committee believes this group provides an appropriate selection of publicly traded financial institutions representing the geographical area most probable to be considered for recruitment purposes.  Further, the Compensation Committee believes that, as the Compensation Peer Group information discloses compensation programs of similarly situated executives in comparable institutions, the Compensation Peer Group is a useful comparative tool for the Compensation Committee in establishing executive compensation programs and individual criteria for its executives. Four financial institutions were added to the 2017 Compensation Peer Group and one was omitted due to merger and acquisition activity.

The members of the 2017 Compensation Peer Group are:

Financial Institution	State	Ticker Symbol	Financial Institution	State	Ticker Symbol
Arrow Financial Corp.	NY	AROW	Financial Institutions, Inc.	NY	FISI
Bankwell Financial Group, Inc.	CT	BWFG	First Bancorp, Inc.	ME	FNLC
Blue Hills Bancorp, Inc.	MA	BHBK	First Connecticut Bancorp, Inc.	CT	FBNK
Bridge Bancorp, Inc.	NY	BDGE	Hingham Institution	MA	HIFS
Brookline Bancorp, Inc.	MA	BRKL	Meridian Bancorp, Inc.	MA	EBSB
BSB Bancorp, Inc.	MA	BLMT	Tompkins Financial Corporation	NY	TMP
Camden National Corp.	ME	CAC	Trust Co Bank Corp NY	NY	TRST
Century Bancorp, Inc.	MA	CNBK	United Financial Bancorp, Inc.	CT	UBNK
Chemung Financial Corp.	NY	CHMG	Washington Trust Bancorp, Inc.	RI	WASH
Enterprise Bancorp, Inc.	MA	EBTC	Western New England Bancorp, Inc.	MA	WNEB

The Compensation Peer Group information is used as a guide in establishing reasonableness in our compensation program.  The Compensation Committee did not target the elements of our compensation program at any specific level or percentile within the Compensation Peer Group, but used the information as a whole and the 50th percentile as a way to define our compensation program and assess the competitiveness and reasonableness of our pay practices. Rather than rely on a specific formula-based model, the Compensation Committee believes that retaining discretion to assess the overall performance of NEOs gives the Compensation Committee the ability to more accurately reflect individual contributions that cannot be absolutely quantified. The Compensation Committee also considers the senior incentive program tailored to provide emphasis on incentive compensation for the NEO group as an important component of our overall compensation program.
The Compensation Committee believes our financial results and total shareholder return (disclosed in our Form 10-K for the year ended December 31, 2017) compare favorably with our Compensation Peer Group indicating a solid pay-performance alignment.  The Compensation Committee further believes that the compensation established for its CEO and other NEOs provides for appropriate balance between market compensation and shareholder return.

The Compensation Committee referenced market data including peer group and survey information along with guidance provided by Pearl Meyer in its process to establish and validate the appropriateness of our executive compensation compared to market and performance.

The following table summarizes our 2017 NEO actual base and total cash compensation as well as the 25%, 50%, and 75% market percentiles for base salary and total cash compensation at Target bonus levels:

Name	BHB 2017 Base Salary[1]	Peer Group Ranges of Base Salaries[2]	BHB 2017 Total Cash Compensation[3]	Peer Group Ranges of Total Cash Compensation[4]
Curtis C. Simard	$525,000	$475,000	$824,250	$683,000
		566,000 645,000		815,000 929,000
Josephine Iannelli	350,000	252,000 283,000 335,000	497,000	326,000 366,000 433,000
Richard B. Maltz	350,000	278,000 352,000 434,000	497,000	372,000 471,000 580,000
William J. McIver	325,000	219,000 255,000 307,000	436,500	266,000 310,000 373,000
Gregory W. Dalton	230,000	233,000 265,000 295,000	305,000	294,000 335,000 373,000

1.	Approved base salary figures as of year-end 2017 have been used for comparison purposes in this table.

2.	Represents the 25th, 50th, and 75th market percentile of base salaries.

3.	Approved base salary figures at the end of 2017 plus the cash amount paid to each NEO under the 2017 Annual Incentive Program.

4.	Represents the 25th, 50th, and 75th market percentile when measures against peers that includes base salary plus short term incentive cash payments at Target levels.

The Compensation Committee also considers the relative scarcity of senior banking executive candidates in its immediate market area with skills and experience necessary to achieve future strategic goals; and the difficulties of recruiting out-of-market candidates to work in rural Maine. The Compensation Committee does not use any formal, fixed or indexed criteria for establishing compensation levels for any of our NEOs within market identified ranges. The Compensation Committee believes that the growth in total compensation provided to our executive officers should be weighted towards variable compensation including cash and equity incentives which tie directly to corporate performance with less emphasis upon growth in base salaries.
Compensation Plan Components
Our executive compensation program applicable to the NEOs is composed of the following primary components: (i) base salaries and benefits; (ii) annual incentive cash compensation programs; (iii) long-term incentives in the form of equity grants; and (iv) retirement benefits including the Company’s 401(k) plan.

Base Salary and Benefits
Our executive compensation program provides base salaries and benefits, which include health, disability and life insurance programs, a 401(k) retirement program and vacation awards to compensate executive officers for the performance of core duties and responsibilities associated with their positions. The Compensation Committee reviews base salaries annually in the context of the comparative industry information, as described above. The Compensation Committee also considers the specific contributions of the individual executive officer’s leadership skills, contributions to Company strategic initiatives, and the officer’s opportunity for professional growth, as well as market factors, when it sets and adjusts base salaries. In addition, the Compensation Committee considers the prevailing economic climate, our overall performance and our most current business plan.

Upon performance evaluations, including the successful acquisition of LSBG, and the advice and market salary data supplied by Pearl Meyer, the Compensation Committee made performance and market adjustments resulting in the approved base salaries for 2018 below:

Named Executive Officer	2017 Base Salary	2018 Base Salary
Curtis C. Simard	$525,000	$605,000
Josephine Iannelli	350,000	390,000
Richard B. Maltz	350,000	390,000
William J. McIver[1]	325,000	325,000
Gregory W. Dalton	230,000	237,500

1.	Mr. McIver joined the Company in January 13, 2017 and his salary has been annualized for comparison purposes. He has announced his retirement effective as of June 30, 2018.

Short-term, Annual Incentive Cash Compensation Program
During 2017, eight senior managers including the NEOs, participated in an annual cash incentive compensation plan developed under the guidance of Pearl Meyer. The program is designed to provide meaningful incentives tied to our annual initiatives to optimize profitability, growth, excellence in individual performance, and to promote teamwork among its participants.  This plan was approved by the Board for 2017 and is detailed below.

Incentive Payout Opportunity. Each participant had a target incentive opportunity based on their role. The target incentive reflected a percentage of base salary determined to be consistent with competitive market practices. Actual awards varied based on achievement of specific goals. The opportunity reflects a range of potential awards.  Actual awards ranged from 0% (for not achieving minimal performance) to 150% of target (for exceptional performance). The table below summarizes the potential incentive range.

2017 Short-Term Incentive Opportunities
Role	Below Threshold	Threshold (50% of Target Percentage)	Target (100%)	Stretch (150% of Target Percentage)
President /CEO	0.00%	19.00%	38.00%	57.00%
EVP & CFO/COO and EVP/Regional President	0.00	14.00	28.00	42.00
EVP	0.00	12.50	25.00	37.50

Program Trigger. In order for the Annual Incentive Program to ‘activate’ or turn on, we needed to achieve at least $25,632 in Net Income to Common Shareholders for 2017. If we did not meet this level, the plan would not pay out any awards for the year, regardless of performance on other goals.

Annual Incentive Program Measures. The Senior Management Team had predefined performance goals to determine their short-term incentive award.  Bar Harbor Bankshares common team goals for 2017 were Net Income, a credit asset quality measure of Non-Performing Loans as a Percentage of Total Loans successful completion of strategic initiatives, and a well-managed Efficiency Ratio. The specific allocations of goals were weighted to reflect the focus and contribution for each position in the Company.

____________________________
1The Board approved the appropriateness of adjusting Net Income as a result of the project expenses resulting from the LSBG merger when calculating 2017 incentive payments for all employees, including the NEO's.

The following table and footnotes shows the specific performance goals at Threshold, Target (budget or improvement over prior year measurements) and Stretch for each of the NEOs during 2017. The Board approved the appropriateness of adjusting Net Income and Efficiency ratio as a result of the project expenses resulting from the LSBG merger when calculating the 2017 payments to NEOs.

Curtis C. Simard
President and Chief Executive Officer
Eligible Salary	$525,000	Eligible Salary		$525,000	Eligible Salary		$525,000
Incentive Threshold	19.00%	Incentive Target		38.00%	Incentive Stretch		57.00%
Incentive Threshold	$99,750	Incentive Target		$199,500	Incentive Stretch		$299,250

Performance Goals					Payment Range
Incentive Measures	Threshold	Target	Stretch	Weight	Threshold	Target	Stretch
Strategic Initiatives	93.00%	100.00%	110.00%	30.00%	5.70%	11.40%	17.10%
NPL+OREO2	50bps	49bps	44bps	10.00%	1.90%	3.80%	5.70%
Efficiency Ratio	66.30%	64.30%	62.30%	10.00%	1.90%	3.80%	5.70%
Net Income ($thousands)	$25,632	$27,561	$30,317	50.00%	9.50%	19.00%	28.50%
TOTALS				100.00%	19.00%	38.00%	57.00%

Josephine Iannelli
Executive Vice President and Chief Financial Officer
Eligible Salary	$350,000	Eligible Salary		$350,000	Eligible Salary		$350,000
Incentive Threshold	14.00%	Incentive Target		28.00%	Incentive Stretch		42.00%
Incentive Threshold	$49,000	Incentive Target		$98,000	Incentive Stretch		$147,000

Performance Goals					Payment Range
Incentive Measures	Threshold	Target	Stretch	Weight	Threshold	Target	Stretch
Strategic Initiatives	93.00%	100.00%	110.00%	30.00%	4.20%	8.40%	12.60%
NPL+OREO2	50bps	49bps	44bps	10.00%	1.40%	2.80%	4.20%
Efficiency Ratio	66.30%	64.30%	62.30%	10.00%	1.40%	2.80%	4.20%
Net Income ($thousands)	$25,632	$27,561	$30,317	50.00%	7.00%	14.00%	21.00%
TOTALS				100.00%	14.00%	28.00%	42.00%

Richard B. Maltz
Executive Vice President Chief Operating Officer and Chief Risk Officer
Eligible Salary	$350,000	Eligible Salary		$350,000	Eligible Salary		$350,000
Incentive Threshold	14.00%	Incentive Target		28.00%	Incentive Stretch		42.00%
Incentive Threshold	$49,000	Incentive Target		$98,000	Incentive Stretch		$147,000

Performance Goals					Payment Range
Incentive Measures	Threshold	Target	Stretch	Weight	Threshold	Target	Stretch
Strategic Initiatives	93.00%	100.00%	110.00%	30.00%	4.20%	8.40%	12.60%
NPL+OREO2	50bps	49bps	49bps	10.00%	1.40%	2.80%	4.20%
Efficiency Ratio	66.30%	64.30%	64.30	10.00%	1.40%	2.80%	4.20%
Net Income ($thousands)	$25,632	$27,561	$27,561	50.00%	7.00%	14.00%	21.00%
TOTALS				100.00%	14.00%	28.00%	42.00%

William J. McIver
Executive Vice President Regional President of NH/VT
Eligible Salary	$325,000	Eligible Salary		$325,000	Eligible Salary		$325,000
Incentive Threshold	14.00%	Incentive Target		28.00%	Incentive Stretch		42.00%
Incentive Threshold	$45,500	Incentive Target		$91,000	Incentive Stretch		$136,500

Performance Goals					Payment Range
Incentive Measures	Threshold	Target	Stretch	Weight	Threshold	Target	Stretch
Strategic Initiatives	93.00%	100.00%	110.00%	30.00%	4.20%	8.40%	12.60%
NPL+OREO2	50bps	49bps	44bps	10.00%	1.40%	2.80%	4.20%
Efficiency Ratio	66.30%	64.30%	62.30%	10.00%	1.40%	2.80%	4.20%
Net Income ($thousands)	$25,632	$27,561	$30,317	50.00%	7.00%	14.00%	21.00%
TOTALS				100.00%	14.00%	28.00%	42.00%

Gregory W. Dalton
Executive Vice President Maine Business Banking
Eligible Salary	$230,000	Eligible Salary		$230,000	Eligible Salary		$230,000
Incentive Threshold	12.50%	Incentive Target		25.00%	Incentive Stretch		37.50%
Incentive Threshold	$28,750	Incentive Target		$57,500	Incentive Stretch		$86,250

Performance Goals					Payment Range
Incentive Measures	Threshold	Target	Stretch	Weight	Threshold	Target	Stretch
Strategic Initiatives	93.00%	100.00%	110.00%	30.00%	3.75%	7.50%	11.25%
NPL+OREO2	50bps	49bps	44bps	10.00%	1.25%	2.50%	3.75%
Efficiency Ratio	66.30%	64.30%	62.30%	10.00%	1.25%	2.50%	3.75%
Net Income ($thousands)	$25,632	$27,561	$30,317	50.00%	6.25%	12.50%	18.75%
TOTALS				100.00%	12.50%	25.00%	37.50%

1.	All Payment Range percentages rounded to two trailing decimals.

2.	NPL's are all loans on non-accrual status as of December 31, 2017 as measured against total loans.

Annual Incentive Payment Summary
Below is a summary of the annual incentive awards paid for 2017 performance:

Named Executive Officer	Percentage of Base	Total Payout	Net Income[1]	Efficiency Ratio[2]	NPL/ TLoans[3]	Strategic Goals[4]
Curtis C. Simard	57.00%	$299,250	$149,625	$29,925	$29,925	$89,775
Josephine Iannelli	42.00	147,000	73,500	14,700	14,700	44,100
Richard B. Maltz	42.00	147,000	73,500	14,700	14,700	44,100
William J. McIver	42.00	136,500	68,250	13,650	13,650	40,950
Gregory W. Dalton	32.61	75,000	43,125	8,625	8,625	14,625
Totals		$804,750	$408,000	$81,600	$81,600	$233,550

1.	Net Income adjusted for project expenses exceeded 110% of the approved Target measure and was capped at maximum Stretch ceiling.

2.	Efficiency Ratio adjusted for project expenses exceeded 110% of approved Target measure and was capped at maximum stretch ceiling.

3.	The asset quality measures Non-Performing Loans exceeded the approved Target and payment was capped at the maximum ceiling.

4.	The amount paid for strategic initiatives was primarily based on the successful completion of the acquisition and integration of the LSBG organization during 2017.

Details of the above are disclosed in Threshold, Target and Stretch (maximum) categories in the “Grants of Plan-Based Awards” table under the heading “Executive Compensation Tables” found elsewhere in this proxy statement.

Long-term Incentives
Equity Plans. Since adopting the first Stock Option Plan in 2000, we have provided certain officers, including our NEOs, with an equity-based compensation component. This compensation component is used to align the interest of our participating officers and managers, particularly executive officers, with those of shareholders over a long-term horizon, and to serve as a retention tool. Grants are made for qualified individuals, and from time to time, for special recognition.  The Board adopted the Equity Incentive Plan of 2015 (the “2015 Plan”), which was approved by shareholders at the 2015 Annual Meeting, under which equity grants may currently be issued. Information pertaining to outstanding options and equity awards are disclosed in the “Outstanding Equity Awards at Year-end” table under the heading “Executive Compensation Tables” found elsewhere in this proxy statement.

The Board utilizes a Long-Term Incentive Program for senior management members as part of their total compensation.  Pearl Meyer assisted the Compensation Committee with the initial plan design and periodically evaluates appropriate reward levels.  The program is designed to be made up of three-year rolling plans utilizing shares made available through the 2009 and 2015 Equity Incentive Plans.  Grants may be given in time-vested restricted stock, performance-vested restricted stock, or a combination of both.  The purpose of the program is to align executives’ interests with shareholder interests, increase executive stock ownership, ensure sound risk management by providing a balanced view of performance and reward over a longer time horizon, and position our total compensation offerings to be competitive with the market to attract and retain strong talent needed to drive our success.

The Board has currently approved Long-Term Incentive Programs covering the 2015-2017, 2016-2018, 2017-2019 and the 2018-2020 calendar years. Eight current senior managers and two retired senior managers, including the NEOs, participate in these Long-Term Incentive Programs. Target reward opportunities are based on role.  Equity awards are calculated as a percentage of base salary to determine the number of shares available for awards. See the Table Grants of Plan Based Awards (columns f-i) on page 37 to reference the actual shares awarded under the 2017-2019 Plan year to each NEO.

2017-2019 Long-Term Incentive
Role	Grant	Below Threshold	Threshold Percentage of Salary	Target Percentage of Salary	Stretch Percentage of Salary
President /CEO	Time-vested		N/A	17.50%	N/A
	Performance	0%	8.75%	17.50%	26.25%
EVP CFO/COO	Time-vested		N/A	13.75%	N/A
	Performance	0%	6.88%	13.75%	20.63%
EVP	Time-vested		N/A	12.50%	N/A
	Performance	0%	6.25%	12.50%	18.75%

The Long-Term Incentive Programs consist of both time-vested restricted shares and performance shares.  Fifty percent of the grants to each participant are time-vested with a third of the shares vesting in each of the years covered. Grants are contingent upon continued employment with a pro-rated portion vesting in the event of a participant retirement, death, or disability. The time-vested shares also have a post-vesting holding period of one year for shares under the 2015-2017 Long-Term Incentive Program and three years for shares under the 2016-2018, 2017-2019, and 2018-2020 Long-Term Incentive Programs.  At the time of vesting, sufficient shares may be withheld to cover the executive’s tax liabilities.

The remaining 50% of the shares are performance-vested shares to be awarded at the end of the three-year measurement period and upon attainment of the performance goals.   Relative Return on Assets (ROA) measured against the SNL $1.5B to $6B Bank Index peer group will determine the performance award for 2017-2019 Plan. The average of the twelve quarters within the plan measurement year is calculated and measured against peer results for the same period. A result below the 45th percentile of the peer group would fall below Threshold and no payment would be due or paid. Target is calculated at the 50th percentile when measured against the peer group, and the plan Stretch is capped at the 75th percentile.  In addition to relative ROA, there is a Total Shareholder Return (TSR) modifier to further align shareholder interest.  If BHB’s TSR calculation for the same performance measurement period is negative, a payout cannot exceed Threshold regardless of the relative ROA performance results.

Benefits, Retirement and Post-Termination Compensation Elements
We provide a 401(k) plan for all employees meeting minimum age and service requirements. We also maintain employment agreements with NEOs Simard, Iannelli, and McIver, and change in control agreements for NEOs Maltz and Dalton. These agreements provide for, among other things, the payment of their salary and other specified benefits for a period of 12 to 24 months in the event of both a change of control of the Company and subsequent termination (or constructive termination) within set timeframes after a change in control, unless such termination was for cause.  These specific payments and timeframes were established under the advice of a compensation consultant and employment attorney as representative of similar type agreements in the industry.

The Compensation Committee feels that these agreements are necessary to provide a competitive total compensation plan to attract and retain the employment of the NEOs who are a party to the agreements.

Other Compensation and Benefits
In addition to the foregoing, all our executive officers are entitled to participate in certain group health, dental, disability and term life insurance benefits. In accordance with our policy, all such benefits are generally available to employees of the Company and its subsidiaries.

Stock Ownership Guidelines
The Bylaws of the Company require that each director own a minimum of 500 shares no later than one year following their initial election to the Board. In addition, the Board has implemented a policy requiring each director to own a minimum of five times his or her annual stipend. Ownership must be attained within five years of a director’s initial election and may include their 500 qualifying shares.

All current director-nominees exceed or will meet during their five year timeline ownership requirement under this policy in place for 2017. Director-nominee, Brendan O’Halloran, if elected, presently owns 500 shares required under the Company Bylaws with sufficient time to acquire shares to meet the longer term ownership requirement.

While all of the Company’s executive officers hold Company stock and may be granted shares in the future under the Company’s equity programs, the Company does not have specific guidelines regarding stock ownership for its NEOs at this time. The Board has implemented retention periods on equity issued under the Company’s Long Term Incentive Program for its NEOs. However, the Company encourages stock ownership and reviews overall ownership levels on a periodic basis.

Compliance with Code Section 409A
Our compensation plans subject to Section 409A of the Internal Code of 1986 (the “Code”) are operated to comply with the Section 409A tax provisions of the Code.

Policy on Code Section 162(m)
Section 162(m) of the Code disallows publicly traded companies from receiving a tax deduction on compensation paid to certain executive officers in excess of $1 million unless, among other things, the compensation meets the requirements for performance-based compensation in years 2017 or prior. In structuring the compensation programs and in determining executive compensation, the Compensation Committee takes into consideration the deductibility limit for compensation and the performance-based requirements of Section 162(m).  However, while the Compensation Committee recognizes the importance of tax deductibility and endeavors to formulate its compensation program in a tax-effective manner, it also believes it is critical to balance tax deductibility with ensuring that the Company's programs are designed appropriately to recognize and reward executive performance, such that at times current tax deductibility limits may be exceeded.

Executive Compensation Tables

Summary Compensation Table
The following table discloses compensation for the years ended December 31, 2017, 2016 and 2015 received by the NEOs.

Name and Principal Position	Year	Base Salary Received[1]	Bonus	Stock Awards[2]	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3]	All Other Compen-sation[4]	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)
Curtis C. Simard President & CEO of the Company/BHBT	2017	$525,000	$—	$350,369	$299,250	$—	$28,415	$1,203,034
	2016	464,000	—	169,853	222,627	—	23,035	879,515
	2015	438,000	—	164,297	203,775	—	22,600	828,672

Josephine Iannelli EVP, CFO and Treasurer of the Company/BHBT	2017	350,000	—	179,978	147,000	—	41,469	718,447
	2016	53,846[6]	130,000[7]	139,386	19,751	—	1,731	344,714

Richard B. Maltz EVP, Chief Operating Officer and Chief Risk Officer of BHBT	2017	350,000	—	204,984	147,000	—	23,638	725,622
	2016	309,808[6]	—	119,620	103,459	—	14,076	546,963
	2015	255,000	—	82,074	83,247	—	12,922	433,243

William J. McIver EVP, Regional President of NH/VT of BHBT	2017	300,000[6]	—	218,532	136,500	225,589	29,377	939,998

Gregory W. Dalton EVP, Business Banking of BHBT	2017	230,000	—	62,688	75,000	—	23,316	391,004
	2016	220,000	—	67,152	51,282	—	14,030	352,464
	2015	203,000	—	63,465	60,551	—	11,844	338,860

1. Included in salary amounts disclosed in (c) above for each NEO are monies they deferred pursuant to our 401(k) Plan, which allows our employees and employees of our wholly owned subsidiaries to defer monies from their compensation, subject to applicable limitations in Code Section 401(k), and amounts deferred pursuant to our Section 125 Cafeteria Plan providing health, life, and disability insurance benefits.  Employees, including NEOs, are paid on a bi-weekly basis.
2. Amounts in this column represent grants issued to NEOs under the Long Term Incentive Plans computed at the probable level and in accordance with FASB ASC Topic 718. Amounts payable under the performance grants for the Long-Term Incentive Plan at the stretch (maximum) level to Messrs. Simard, Maltz, McIver, Dalton, and Ms. Iannelli, are $379,791, $220,394, $232,922, $71,893, and $195,387 respectively.
3. The amounts in this column reflect the increase in value under the tax qualified defined benefit plan, the Salary Continuance Agreement, and the non-qualified SERP for Mr. McIver in accordance with FASB ASC Topic 715, details which are set forth in Footnote 10 to our audited consolidated financial statements contained in our Form 10-K for the year ended December 31, 2017.
4. Other Annual Compensation includes match and contribution amounts into our 401(k) plan in the same formula and schedule as available to all other employees and such other items as imputed life insurance amounts on group term insurance in excess of the allowable $50,000, non-taxable IRS limit.  Please see the table following for further detail.
6. Base salaries for Ms. Iannelli, Mr. Maltz and Mr. McIver represent pro-rated amounts of their approved annualized base salaries representing the time worked during the identified year.
7. Ms. Iannelli received a sign on bonus of $100,000 upon joining the Company in October 2016 and an additional discretionary payment of $30,000 in recognition of her strategic contribution to the Company during 2016.
The NEOs also participate in certain group life, health and disability insurances and medical reimbursement plans not disclosed in the Summary Compensation Table that are generally available to all employees and do not discriminate in scope, terms and operation.  The table below provides detail on the amounts comprising the column entitled “All Other Compensation” contained in the Summary Compensation Table for 2017.

Name	Employer 401(k) Contribution Match and Contribution	Club Dues	Housing Allowance	Auto-mobile Allowance	Imputed Life Insurance	Total
Curtis C. Simard	$10,800	$1,355	$—	$15,000	$1,260	$28,415
Josephine Iannelli	10,800	2,475	17,024	10,000	1,170	41,469
Richard B. Maltz	10,800	—	—	10,000	2,838	23,638
William J. McIver	10,317	—	—	11,077	7,983	29,377
Gregory W. Dalton	10,800	400	—	10,000	2,116	23,316

We provide non-cash perquisites that do not exceed $10,000 in the aggregate for any individual and are not included in the reported figures. Benefits not disclosed in the table above are of de minimis value such as incidental service fee waivers on deposit accounts or safe deposit rental fees.

Grants of Plan-Based Awards
The following table sets forth information regarding plan-based awards granted to the NEOs during the last fiscal year under the 2017 Annual Incentive Plan.  Amounts disclosed are based on 2017 eligible salaries received by the participants.  The time-vested grants under the 2017-2019 Long Term Plan are shown under Target, and the range of the possible performance awards pursuant to the 2017-2019 Long Term Plan is also disclosed for each participant.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All other Stock Awards; Number of shares of Stock or units [6]
Name	Plan Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Curtis C. Simard	2017 Annual Plan		$99,750	$199,500	$299,250	—	—	—	—
	2017-2019 Long-Term Plan	1/2/2017	—	—	—	1,577	3,155	4,731	3,155
	Acquisition Award	08/03/2017	—	—	—	—			5,855
Josephine Iannelli	2017 Annual Plan		49,000	98,000	147,000	—	—	—	—
	2017-2019 Long-Term Plan	1/1/2017	—	—	—	826	1,653	2,478	1,653
	Acquisition Award	08/03/2017	—	—	—	—			2,792
Richard B. Maltz	2017 Annual Plan[6]		49,000	98,000	147,000	—	—	—	—
	2017-2019 Long-Term Plan[7]	01/01/2017	—	—	—	826	1,653	2,478	1,653
	Acquisition Award	08/03/2017	—	—	—	—			3,723
William J. McIver[4,5]	2017 Annual Plan		45,500	91,000	136,500	—	—	—	—
	2017-2019 Long-Term Plan	1/1/2017	—	—	—	1,393	2,786	4,179	2,786
	Acquisition Award	08/03/2017	—	—	—	—			1,117
Gregory W. Dalton	2017 Annual Plan		28,750	57,500	86,250	—	—	—	—
	2017-2019 Long-Term Plan	1/1/2017	—	—	—	494	987	1,481	987

1 The Annual Incentive Program detail in columns (c), (d), and (e) represents the possible payouts ranges for the calendar year ended December 31, 2017.
2Amounts in columns (f), (g), and (h) represent the number of performance shares granted under the Long-Term Incentive Plans in 2017.   See the following table for additional detail.
3 The first listed amount in column (i) represents the number of time-vested shares granted to NEOs in 2017 under the Long Term Incentive Plans.
4 Amounts shown in columns (c), (d), and (e) for Mr. McIver are based on his annualized salary of $325,000 for the entire calendar year although he transitioned from Lakes Sunapee Bank on January 13, 2017.
5 Amounts shown in columns (f), (g), (h) and (i) for Mr. McIver represent grants to him in 2017 and pro-rated for the 2015-2017, 2016-2018 and 2017-2019 plans.
6 The second amount shown in column (i) represents a one-time grant made in 2017 to four NEOs for contributions made during the successful acquisition of LSBG and subsequent system conversions. Shares from this grant vest in three equal annual installments.

Outstanding Equity Awards at Fiscal Year-End-2017

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested[1]	Market Value of Shares or Units of Stock That Have Not Vested[1]	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested[2]	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[2]
(a)	(b)	(c)	(d)	(e)
Curtis C. Simard	11,788	$327,706	9,268	$257,650
Josephine Iannelli	6,401	177,948	3,829	106,446
Richard B. Maltz[5]	7,341	204,080	5,197	144,477
William J. McIver	3,903	108,503	2,786	77,451
Gregory W. Dalton	2,182	60,660	3,376	93,853

1Amounts in column (b) represent time-vested shares payable in 2018, 2019 and 2020. The amount in column (h) represents the total value of those shares at December 31, 2017 at the closing price of $27.80 per share.
2Amounts in column (d) represent the performance shares payable in 2018, 2019, and 2020 if paid at Stretch. The amounts in column (e) represent the total value of those shares at December 31, 2017 at the closing price of $27.80 per share.

Option Exercises and Stock Vested in 2017

	Stock Awards[1]
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting[1]
(a)	(b)	(c)
Curtis C. Simard	7,856	$230,606
Josephine Iannelli	480	14,184
Richard B. Maltz	3,231	95,081
William J. McIver	N/A	N/A
Gregory W. Dalton	3,030	88,953

1This represents the number and dollar value, respectively, of restricted time-vested shares issued in 2017 to NEOs under the 2014-2016, 2015-2017, and 2016-2018 Long Term Incentive Programs and the performance shares issued under the 2014-2016 plan. Depending on the plan period, the time-vested shares must be held for a period of one to three years after issue and performance shares are required to be held for a three year period.

No NEO held stock options at December 31, 2017.

Pension Benefits
The table below shows at December 31, 2017 the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each NEO, under the frozen defined benefit pension plan and SERP using interest rate assumptions consistent with those used in Company financial statements. Additional information regarding the SERP benefits follows the table.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
(a)	(b)	(c)	(d)[1]	(e)
Curtis C. Simard	N/A	—	$—	$—
Josephine Iannelli	N/A	—	—	—
Richard B. Maltz	N/A	—	—	—
William J. McIver	Defined Benefit Retirement Plan	10	283,689	—
	Salary Continuation Agreement	10	679,801	—
Gregory W. Dalton	N/A	—	—	—

1.
The figures shown are determined as of the plan’s measurement date during 2017 under FASB ASC Topic 715 for purposes of our audited financial statements.   For the discount rate and other assumptions used for this purpose, please refer to Note 16 in the Notes to Consolidated Financial Statements attached to the Annual Report on Form 10-K for the year ended December 31, 2017.

2.	Years of credited service are determined by the vesting schedule contained within the Plan and not years of employment with the Company.

Nonqualified Deferred Compensation
The following table includes information about the activity in, amounts earned, and balances of, each NEO’s account balance SERP.

Name	Executive Contributions in 2017	Company Contributions in 2017	Aggregate Earnings in 2017	Aggregate Withdrawals/Distributions in 2017	Aggregate Balance at December 31, 2017
(a)	(b)	(c)	(d) [1]	(e)[2]	(e)
Curtis C. Simard	—	—	—	—	—
Josephine Iannelli	—	—	—	—	—
Richard B. Maltz	—	—	—	—	—
William J. McIver	—	—	3,768	(196)	160,047
Gregory W. Dalton	—	—	—	—	—

1.	The earnings represent amounts disclosed as part of Note 10 in the Notes to the Consolidated Financial Statements attached to the Annual Report on Form 10-K for the year ended December 31, 2017.

2.	This amount represents annual regulatory account fees.

Potential Payments upon Termination or Change in Control
We have entered into change in control agreements and maintain certain benefit plans that require us to provide compensation to executive officers in the event of a termination of employment or a change in control. The tables below set forth the amount and types of compensation payable to each executive officer upon voluntary termination without good reason, involuntary termination without cause, voluntary termination for good reason, termination for cause, death, disability, retirement, or termination after a change in control. The amounts assume a hypothetical termination of employment effective as of December 31, 2017 and include estimates of the amounts which would be paid to the executives in each specified circumstance. The actual amounts to be paid can only be determined at the time of an executive’s actual separation.

Termination and Change in Control Benefits

Termination Event	Curtis Simard(1)	Josephine Iannelli(2)	Richard Maltz(3)	William J. McIver(4)	Gregory Dalton(5)
Voluntary Termination Without Cause
Cash Severance(A)	—	—	—	—	—
Pro Rata Incentive Bonus Payout(B)	299,250	147,000	147,000	136,500	75,000
Stock Options/SARS(C)	—	—	—	—	—
Accelerated Equity/SARS(D)	—	—	—	—	—
COBRA Eligible Benefits(E)	—	—	—	—	—
Qualified and Nonqualified Deferred Compensation(F)	—	—	—	1,123,537	—
Life Insurance or Proceeds/Disability Benefits(G)	—	—	—	—	—
Other Perquisites(H)	—	—	—	—	—
Total	$299,250	$147,000	$147,000	$1,260,037	$75,000

Retirement(1)
Cash Severance(A)	—	—	—	—	—
Pro Rata Incentive Bonus Payout (B)	—	—	—	136,500	0
Stock Options/SARS(C)	—	—	—	77,423	0
Accelerated Equity/SARS(D)	—	—	—	—	—
COBRA Eligible Benefits(E)	—	—	—	—	—
Qualified and Nonqualified Deferred Compensation(F)	—	—	—	1,123,537	—
Life Insurance or Proceeds/Disability Benefits(G)	—	—	—	—	—
Other Perquisites(H)	—	—	—	—	—
Total	$—	$—	$—	$1,337,460	$—

Termination Upon Disability
Cash Severance(A)	—	—	—	—	—
Pro Rata Incentive Bonus Payout (B)	299,250	147,000	147,000	136,500	75,000
Stock Options/SARS(C)	256,928	115,398	148,202	77,423	95,715
Accelerated Equity/SARS(D)	—	—	—	—	—
COBRA Eligible Benefits(E)	—	—	—	—	—
Qualified and Nonqualified Deferred Compensation(F)	—	—	—	1,123,537	—
Life Insurance or Proceeds/Disability Benefits(G)	200,400	180,000	200,400	180,000	138,000
Other Perquisites(H)	—	—	—	—	—
Total	$756,578	$442,398	$495,602	$1,517,460	$308,715

Termination Event	Curtis Simard(1)	Josephine Iannelli(2)	Richard Maltz(3)	William J. McIver(4)	Gregory Dalton(5)
Termination Upon Death
Cash Severance(A)	—	—	—	—	—
Pro Rata Incentive Bonus Payout (B)	299,250	147,000	147,000	136,500	75,000
Stock Options/SARS(C)	256,928	115,398	148,202	77,423	95,715
Accelerated Equity/SARS(D)	—	—	—	—	—
COBRA Eligible Benefits(E)	—	—	—	—	—
Qualified and Nonqualified Deferred Compensation(F)	—	—	—	1,123,537	—
Life Insurance or Proceeds/Disability Benefits(G)	750,000	700,000	600,000	942,500	460,000
Other Perquisites(H)	—	—	—	—	—
Total	$1,306,178	$962,398	$895,202	$2,279,960	$630,715

Involuntary Termination Without Cause
Cash Severance(A)	1,050,000	700,000	—	325,000	—
Pro Rata Incentive Bonus Payout (B)	299,250	147,000	—	136,500	—
Stock Options/SARS(C)	256,928	115,398	—	77,423	—
Accelerated Equity/SARS(D)	—	—	—	—	—
COBRA Eligible Benefits(E)	42,841	28,130	—	16,141	—
Qualified and Nonqualified Deferred Compensation(F)	—	—	—	1,123,537	—
Life Insurance or Proceeds/Disability Benefits(G)	—	—	—	—	—
Other Perquisites(H)	—	—	—	—	—
Total	$1,649,019	$990,528	$—	$1,678,601	$—

Voluntary Termination For Good Reason
Cash Severance(A)	1,050,000	700,000	—	325,000	—
Pro Rata Incentive Bonus Payout (B)	299,250	147,000	—	136,500	—
Stock Options/SARS(C)	256,928	115,398	—	77,423	—
Accelerated Equity/SARS(D)	—	—	—	—	—
COBRA Eligible Benefits(E)	42,841	24,211	—	16,141	—
Qualified and Nonqualified Deferred Compensation(F)	—	—	—	1,123,537	—
Life Insurance Proceeds/Disability Benefits(G)	—	—	—	—	—
Other Perquisites(H)	—	—	—	—	—
Total	$1,649,019	$986,609	$—	$1,678,601	$—

Termination Event	Curtis Simard(1)	Josephine Iannelli(2)	Richard Maltz(3)	William J. McIver(4)	Gregory Dalton(5)
Termination After a Change In Control
Cash Severance(A)	1,050,000	700,000	700,000	325,000	230,000
Pro Rata Incentive Bonus Payout (B)	299,250	147,000	147,000	136,500	75,000
Stock Options/SARS(C)	—	—	—	—	—
Accelerated Equity/SARS(D)	585,357	284,394	348,556	185,954	154,512
COBRA Eligible Benefits(E)	42,841	24,211	16,141	16,141	16,141
Qualified and Nonqualified Deferred Compensation(F)	—	—	—	1,123,547	—
Life Insurance or Proceeds/Disability Benefits(G)	—	—	—	—	—
Other Perquisites(H)	—	—	—	—	—
Tax Gross-Up	—	—	—	—	—
Total	$1,977,448	$1,155,605	$1,211,697	$1,787,132	$475,653

Termination for Cause
Cash Severance(A)	—	—	—	—	—
Pro Rata Incentive Bonus Payout (B)	—	—	—	—	—
Stock Options/SARS(C)	—	—	—	—	—
Accelerated Equity/SARS(D)	—	—	—	—	—
COBRA Eligible Benefits(E)	—	—	—	—	—
Qualified and Nonqualified Deferred Compensation(F)	—	—	—	443,736	—
Life Insurance or Proceeds/Disability Benefits(G)	—	—	—	—	—
Other Perquisites(H)	—	—	—	—	—
Total	$—	$—	$—	$443,736	$—

A
Cash Severance. Severance payable to all executives represents a payment due upon a hypothetical change in control event on December 31, 2017. Twenty-four months of severance would have been payable to Mr. Simard and Ms. Iannelli if their employment was terminated by the Company for any reason other than cause, death, disability, or retirement as defined in their written Employment Agreements. Payments disclosed represent twenty-four months of salary for Mr. Maltz and twelve months of salary for Mr. McIver and Mr. Dalton under their Change of Control Agreements.

B
Bonus. The amount disclosed in this row represents the bonus/incentive amounts due for 2017 but not yet paid, to each executive on December 31, 2017.   These amounts were paid in February 2017.  The amount of incentive payments earned for the fiscal year 2017 has also been disclosed in the “Summary Compensation Table”. Payment of amounts due under the voluntary or involuntary reasons would be subject to approval by the Board, but have been included in these tables for illustration purposes.

C	Stock Options/SARs. No executive has incentive stock options.

D
Equity, Stock Options/SARs Accelerated.   Figures on this line item represent the value of unvested equity grants, stock options/SARs in the event of acceleration due to a change of control event occurring on December 31, 2017. Performance shares are accelerated at Target.

E
COBRA Eligible Benefits. The amount disclosed represents the cost of continued health, dental, and vision coverage for a period of 24 months for Simard, 18 months for Iannelli, and 12 months for Maltz, McIver, and Dalton.

F
Qualified and Nonqualified Deferred Compensation Plans. Figures in this column represent the values of the Defined Benefit Retirement Plan, amounts payable under the Supplemental Executive Retirement Plan (SERP), and a Salary Continuation Agreement  as of December 31, 2017 for the benefit of Mr. McIver.    Mr. McIver receives payment under the Defined Benefit Retirement Plan and his SERP under Termination for Cause.

G
Life Insurance Proceeds/Disability Benefits. Amounts represent benefits payable by a third-party insurer (UNUM) to the designated executives or their beneficiaries under our life and disability programs. These life and disability insurance programs were generally available to all of our employees.  The disability amount quoted represents a twelve-month paid benefit with a cap of $15,000 per month paid for by the Company and $16,700 due Mr. Simard and Mr. Maltz who purchase an additional level of group coverage. Total benefits due would be dependent upon the severity, the length of a disability, and insurance policy interpretation.

H	Other Perquisites.

1.	Under certain termination circumstances leading up to or following a Change of Control, Mr. Simard may be eligible for two times salary and COBRA eligible benefits for twenty-four months.
In the event of a termination of employment due to death or long term disability, Mr. Simard (or his estate) would be eligible for a pro-rata share of an award from the 2015-2017, 2016-2018 and 2017-2019 Long Term Incentive Plans. However, payments would be calculated at the end of the performance periods and due on the same schedule as with other participants.   Performance shares are calculated at Target under the Change of Control illustration. Mr. Simard would not meet retirement eligibility due to his age as of December 31, 2017.

Any payments due the executive in a Change in Control would be reduced to the extent necessary to ensure that no portion of such payment would be non-deductible to the Company under Code Section 280G or subject to excise tax imposed by Code Section 4999.

2.	Under certain termination circumstances leading up to or following a Change of Control, Ms. Iannelli may be eligible for two times salary and COBRA eligible benefits for eighteen months.
In the event of a termination of employment due to death or long term disability, Ms. Iannelli (or her estate) would be eligible for a pro-rata share of an award from the 2015-2017, 2016-2018 and 2017-2019 Long Term Incentive Plans representing her service during those years.  However, payments would be calculated at the end of the performance periods and due on the same schedule as with other participants.   Performance shares are calculated at Target under the Change of Control illustration.  Ms. Iannelli would not meet retirement eligibility due to her age as of December 31, 2017.
Any payments due the executive in a Change in Control would be reduced to the extent necessary to ensure that no portion of such payment would be non-deductible to the Company under Code Section 280G or subject to excise tax imposed by Code Section 4999.

3Under certain termination circumstances leading up to or following a Change of Control, Mr. Maltz may be eligible for two times salary and COBRA eligible benefits for twelve months.
In the event of a termination of employment due to death or long term disability, Mr. Maltz (or his estate) would be eligible for a pro-rata share of an award from the 2015-2017, 2016-2018 and 2017-2019 Long Term Incentive Plans representing his service during those years.  However, payments would be calculated at the end of the performance periods and due on the same schedule as with other participants.   Performance shares are calculated at Target under the Change of Control illustration.  Mr. Maltz would not meet retirement eligibility due to his age as of December 31, 2017.
Any payments due the executive in a Change in Control would be reduced to the extent necessary to ensure that no portion of such payment would be non-deductible to the Company under Code Section 280G or subject to excise tax imposed by Code Section 4999.

4. Under certain termination circumstances leading up to or following a Change of Control, Mr. McIver may be eligible for 12 months of salary and COBRA eligible benefits for twelve months.
In the event of a termination of employment due to death or long term disability Mr. McIver (or his estate) would be eligible for a pro-rata share of an award from the 2015-2017, 2016-2018 and 2017-2019 Long Term Incentive Plans.  However, payments would be calculated at the end of the performance periods and due on the same schedule as with other participants.   Performance shares are calculated at Target under the Change of Control illustration.  Mr. McIver would meet retirement eligibility due to his age as of December 31, 2017
Any payments due the executive in a Change in Control would be reduced to the extent necessary to ensure that no portion of such payment would be non-deductible to the Company under Code Section 280G or subject to excise tax imposed by Code Section 4999.

5.Under certain termination circumstances leading up to or following a Change of Control, Mr. Dalton may eligible for 12 months of salary and COBRA eligible benefits for twelve months.
In the event of a termination of employment due to death or long term disability, Mr. Dalton (or his estate) would be eligible for a pro-rata share of an award from the 2015-2017, 2016-2018 and 2017-2019 Long Term Incentive Plans.  However, payments would be calculated at the end of the performance periods and due on the same schedule as with other participants.   Performance shares are calculated at Target under the Change of Control illustration. Mr. Dalton would not meet retirement eligibility due to his age as of December 31, 2017.
Any payments due the executive in a Change in Control would be reduced to the extent necessary to ensure that no portion of such payment will be non-deductible to the Company under Code Section 280G or subject to excise tax imposed by Code Section 4999.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Curtis C. Simard, our Chief Executive Officer and President (our “CEO”):

For 2017, our last completed year:

•	The median of the annual total compensation of all employees of our Company other than our CEO was $46,610.

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table was $1,203,034.

Based on this information for 2017, the ratio of the annual total compensation of Mr. Simard, our CEO, to the median of the total annual compensation of all employees was 1:26.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO for this purpose, we took the following steps:

a.
We selected, November 15, 2017 which is within the last three months of 2017, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

b.
To identify the “median employee” from our employee population, we included annualized base salary calculated on their November 15th compensation rate, overtime, incentives, commissions, matching contributions to participants in our Section 401(k) plan, and the employer subsidy contributions for our health programs.

c.	In making this determination, we annualized the compensation of the employees who were hired in 2017, but did not work for us for the entire fiscal year.

Since we do not widely distribute annual equity awards to our employees, such awards were excluded from our compensation measure for all employees with the exception of our CEO.

We identified our median employee using compensation measures identified in (b) consistently applied to all our employees included in the calculation, including our CEO.

CEO Employment Agreement
In 2013, we entered into a written employment agreement with Mr. Simard, as President and CEO (“the CEO Employment Agreement”). The CEO Employment Agreement provides for the payment of an annual base salary to him of not less than $375,000 paid in substantially equal installments in accordance with our compensation policies and procedures on the pay dates established by us for our senior executive officers.  He also participates in any short-term, long-term, or other performance compensation plans agreed upon by the parties during the term of the CEO Employment Agreement in concert with our evolving goals and objectives. The CEO Employment Agreement currently has a term of one year with automatic extensions of one year each in the absence of notice from us of our intention not to extend the term of the CEO Employment Agreement.

The 2013 CEO Employment Agreement also provides for a lump sum payment of two times his salary plus medical, dental and vision benefits for Mr. Simard and his eligible dependents in the event Mr. Simard is involuntary terminated without cause or voluntarily terminated for good reason. This payment shall be reduced to a one times multiplier in the event the CEO Employment Agreement is not renewed.  With limited exceptions, it also allows for a severance payment to him in the event his employment is terminated within one year prior to or following certain events defined to constitute a change in control of the Company. This severance payment resulting from a termination of employment (constructive termination) following a change in control is equal to two times his base annual salary, incentive compensation payments earned and any accrued but unused vacation time.  In addition, if Mr. Simard had any unvested stock options/grants they would vest in accordance with the terms of the plans under which they were granted and vest fully upon a change in control.  Any payments due him would be reduced to the extent necessary to ensure that no portion of such payment will be non-deductible by us under Code Section 280G or will be subject to excise tax imposed by Code Section 4999.

The 2013 CEO Employment Agreement also restricts Mr. Simard’s ability to compete with us during the term and for a period of one year following the cessation of his employment with us regardless of reason within a 150-air mile radius from Bar Harbor, Maine.

In February, 2018 the Company executed a new CEO Employment Agreement with Mr. Simard in order to retain Mr. Simard. This new agreement replaces Mr. Simard’s 2013 agreement.

The term of the Employment Agreement is three years from January 1, 2018, with automatic one-year renewals each January 1st thereafter unless the Employer elects not to extend the term of the Employment Agreement by providing Mr. Simard with 90 days’ written notice. The Employment Agreement includes certain restrictive covenants with respect to competition with the Company and non-solicitation of customers and employees that apply during the term of the Employment Agreement and for a period of one-year following Mr. Simard’s termination of employment, the geographic scope of which has been expanded to cover a fifty air miles radius of any location where the Employer maintains an office as of the date of the termination of employment.

Under the terms of the Employment Agreement, Mr. Simard is entitled to receive an annual base salary of $605,000, which amount is not subject to automatic increase, but will be reviewed annually, and further provides that his base compensation will not be reduced downward during the term of the Employment Agreement. Mr. Simard will be eligible to continue to participate in our annual incentive and long-term incentive plans approved by the Board and in our medical, dental, disability, retirement, life insurance, and other employee benefit plans.

If Mr. Simard’s employment is terminated by the Employer without “cause” or he resigns for “good reason” (each as defined in the Employment Agreement), Mr. Simard is entitled to receive, in addition to accrued benefits, (i) a lump sum payment equal to the base compensation that would have been paid during the remaining unexpired term of the Employment Agreement, (ii) insurance continuation for the greater of the remaining unexpired term of the Employment Agreement or the duration of COBRA coverage, (iii) payment of a pro-rated amount of any incentive compensation earned for the calendar year of termination, and (iv) immediate vesting of all time-based equity awards and vesting at target of all performance-based equity awards. In addition, if Mr. Simard’s employment is terminated by the Employer without cause or he resigns for good reason within six months prior to or within twelve months following a change in control of our Company (as defined in the Employment Agreement), then, in addition to accrued benefits, he is entitled to receive (i) a lump sum payment equal to three times his base compensation and target bonus in effect during the year of termination, (ii) insurance continuation for three years, (iii) payment of a pro-rated amount of any incentive compensation earned for the calendar year of termination, and (iv) immediate vesting of all time-based equity awards and vesting at target of all performance-based equity awards. If the payment of the severance benefits upon a change in control is determined to constitute an “excess parachute payment” under Code Section 280G, then the payments will be reduced so that no portion of the severance benefits will be non-deductible to the Employer or will be subject to excise taxes.

Compensation of the CEO. On an annual basis, the Compensation Committee reviews the existing compensation plan for our CEO. The Compensation Committee reviews his compensation plan in the context of our overall performance, the achievement of certain financial and non-financial goals and the judgment of the entire Board as to the quality of his leadership. In addition, the Compensation Committee will compare his compensation to CEOs of our Compensation Peer Group and salary survey information for comparable positions. In making these comparisons, the Compensation Committee will take into account appropriate differences in the size, business model, and financial performance of the other banking institutions.

In accordance with the CEO Employment Agreement, the Compensation Committee reviews his base salary no less often than annually and may recommend an increase in his base salary to the Board at the Compensation Committee’s sole discretion.

As further discussed below, Mr. Simard participated in the structured annual incentive cash compensation plan provided to all executive officers. During 2017, Mr. Simard earned an award amounting to $299,250.

During 2017, the Compensation Committee granted Mr. Simard restricted time-vested shares and the potential for an issue of restricted performance shares under the 2017-2019 Long Term Incentive Program. He is required to hold the time-vested and any performance shares issued for a minimum of three years from the issue date.  Mr. Simard is a member of the Board. He does not receive any director fees for participating in the activities of the Board.

Other Employment Agreements, Change in Control, Confidentiality and Non-Competition Agreements. We entered into an employment agreement with Ms. Iannelli which includes change in control, confidentiality and non-competition provisions. This agreement provides Ms. Iannelli severance of salary for 24 months and benefits for a period of 18 months in the event of both a change of control of the Company and subsequent termination (or constructive termination) within 12 months after a change of control, unless such termination was for cause. In addition, Ms. Iannelli’s equity grants will vest in accordance with the terms of the plans under which they were granted and vest fully upon a change in control.

Mr. McIver entered into an Employment Agreement in May, 2016 in anticipation of the Company’s acquisition of LSBG. He assumed the role of Executive Vice President, Regional President of NH/VT on January 13, 2017 upon the legal close of the transaction. This Employment Agreement ran through May, 2019 and provided him with an annual salary of at least $295,000. In addition it provided Mr. McIver severance and benefits for 12 months in the event of both a change of control, involuntary termination without cause or voluntary termination for good reason. Upon Mr. McIver’s retirement announcement, a subsequent agreement was executed providing him with current base salary and benefits through June 30, 2018.

We have also entered into change in control, confidentiality and non-competition agreements with BHBT’s Executive Vice Presidents, Richard B. Maltz and Gregory W. Dalton along with four other management employees. Their agreements provide for severance of salary for a period of 12 to 24 months and benefits for 12 months in the event of both a change of control of the Company and subsequent termination (or constructive termination) within 12 months of a change of control, unless such termination was for cause.

All of these agreements were entered into as part of a total compensation program to attract and/or retain qualified executives and not entered into in response to any effort known to the Board by any party or entity to acquire control of the Company.

Incentive Cash Compensation. During 2017 NEOs, Messrs. Simard, Maltz, McIver, Dalton, and Ms. Iannelli participated in an annual cash incentive compensation program with team goals representing opportunities for incentive payments. We paid out a total of $804,750 in February 2018 to the five NEOs based on the 2017 measurement period.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards will subject any participant to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the plan to which the participant would otherwise be entitled will be revoked or subject to “claw back.”

The plan is based on a balance of multiple measures, layered oversight, and reasonable ceilings for exceptional performance. These two basic plan features structure the plan to discourage excessive risk but rewards strong performance. The Compensation Committee and the Board Risk Committee both reviewed the plan design to insure it is in line with best practices for risk.

PROPOSAL 2

NON-BINDING, ADVISORY RESOLUTION ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934, as amended, (“the Exchange Act”) requires us to provide shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”), as disclosed in this proxy statement.  This vote does not address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed in this proxy statement.  At the 2017 annual meeting of shareholders, shareholders voted to have the opportunity to express their opinion on the overall compensation program through this non-binding voting mechanism on an annual basis.

The Company’s NEOs in this proxy statement are Curtis C. Simard, Josephine Iannelli, Richard B. Maltz, Gregory W. Dalton, and William J. McIver. Mr. McIver has announced his retirement effective June 30, 2018. The compensation of our NEOs is disclosed in the “Compensation Discussion and Analysis” section, the summary compensation table, and the other related tables and narrative disclosure contained elsewhere in this proxy statement. As discussed in those disclosures, the Board believes that our executive compensation philosophy, policies, and procedures provide a strong link between each NEO’s compensation and our short- and long-term performance. The objective of our executive compensation program is to provide compensation which is competitive based on our performance, and aligned with the long-term interests of our shareholders.

We are asking our shareholders to indicate their support of our NEOs’ compensation as described in this proxy statement. This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

RESOLVED, on an advisory basis, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion, is hereby APPROVED.

Vote Required

The approval of the non-binding, advisory resolution on the compensation of our NEOs will require that a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote be cast “FOR” this proposal. In addition, an abstention shall not constitute a vote cast and will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3

RATIFICATION OF AN ARTICLES OF AMENMDENT TO OUR ARTICLES OF INCORPORATION, AS AMENDED, FILED WITH THE SECRETARY OF STATE OF THE STATE OF MAINE ON MAY 22, 2015

Our Board is requesting shareholder ratification of an Articles of Amendment to our Articles of Incorporation, as amended, to increase the number of authorized shares of our common stock by 10,000,000 shares from 10,000,000 shares to 20,000,000 shares (the “Authorized Share Increase”) that was filed with the Secretary of State of the State of Maine on May 22, 2015 (the “2015 Amendment”).

Overview
At the 2015 Annual Meeting, we presented a proposal (the “Prior Proposal”) seeking shareholder approval of the 2015 Amendment with respect to the Authorized Share Increase. At the 2015 Annual Meeting, it was determined that the Prior Proposal received the requisite shareholder approval and certified that the Prior Proposal passed. We subsequently filed the 2015 Amendment with the Secretary of State of the State of Maine on May 22, 2015.

As part of the determination of our voting results, votes cast by brokers/nominees without instruction from the beneficial owners of certain of our outstanding shares were counted in favor of the Prior Proposal in accordance with the rules of the NYSE that govern how brokers may cast such votes. Certain statements made in the definitive proxy statement for the 2015 Annual Meeting, which was filed on Schedule 14A with the SEC on April 8, 2015 (the “2015 Proxy Statement”), were inconsistent with this treatment. The 2015 Proxy Statement stated that brokers/nominees would not have discretion to vote for approval of the Prior Proposal without instruction, and that the resulting broker non-votes would be counted “against” the proposal.

Our Board, in consultation with counsel, has determined that the description of the authority of brokers and nominees to vote on the Prior Proposal without instruction in the 2015 Proxy Statement may create some uncertainty as to the effect of the vote obtained at the 2015 Annual Meeting and, accordingly, uncertainty regarding the validity of the 2015 Amendment and the Authorized Share Increase. As a result, the Board has determined that it is in the best interests of the Company and our shareholders to ask our shareholders to ratify the 2015 Amendment at this Annual Meeting to eliminate any uncertainty regarding the number of shares of common stock that the Company is authorized to issue.

Proposal to Ratify the 2015 Amendment

At the time of the 2015 Annual Meeting, our Board believed that the proposed increase in the number of authorized shares of common stock was desirable in order to enhance our flexibility in taking possible future actions, such as raising additional equity capital, exchanging equity for debt or other transactions that have similar effect, stock-based acquisitions, stock splits and dividends, equity compensation awards or other corporate purposes. Our Board believes this continues to be the case. In order to confirm that the Authorized Share Increase has occurred, the Board has declared advisable and recommended that our shareholders ratify the 2015 Amendment. The ratification of the 2015 Amendment would confirm that the Company is, and since May 22, 2015 has been, authorized to issue up to 20,000,000 shares of common stock.

The Prior Proposal stated:

The purpose of the proposed amendment to the Articles of Incorporation is to allow us to have a sufficient number of shares of common stock authorized for issuance in connection with such corporate purposes as may, from time to time, be considered advisable by the Board.  The approval of the amendment to increase the number of shares of common stock will give us greater flexibility and avoid potential delay and expense of holding a special meeting of shareholders at a future date, should additional shares be required in connection with a corporate purpose.  The corporate purposes for which we may issue common stock could include, without limitation, issuances in connection with stock splits or stock dividends, issuances in connection with future acquisitions, issuances pursuant to equity awards granted under future equity compensation plans and issuances in connection with equity financing transactions.

There are no commitments or understandings with respect to the issuance of any of the additional shares of common stock that would be authorized by the proposed amendment to the Articles of Incorporation.

Subsequent to the effectiveness of the 2015 Amendment, we have issued additional shares of our common stock, including in connection with the acquisition of Lake Sunapee Bank Group completed on January 13, 2017 following approval by our shareholders at a special meeting held on October 20, 2016 and the three-for-two stock split paid on March 21, 2017 to our shareholders of record at the close of business on March 7, 2017. As of March 29, 2018, we had [__________] shares issued and outstanding and [__________] shares reserved for issuance, for a total 20,000,000 shares.

We do not believe that it is clear that the 2015 Amendment is invalid or ineffective. However, our Board determined that it would be advisable and in the best interests of our shareholders and the Company to ratify the filing and effectiveness of the 2015 Amendment to eliminate any uncertainty that may exist related to its validity or effectiveness and unanimously adopted resolutions to that effect. We therefore seek your vote to approve this Proposal 3 to ratify the 2015 Amendment and thereby eliminate any question as to whether the 2015 Amendment became effective on May 22, 2015.

Consequences if this Proposal is Not Approved

If this proposal to ratify the 2015 Amendment is not approved by the requisite vote of our shareholders, we may be exposed to potential claims that (i) the vote on the 2015 Amendment did not receive requisite shareholder approval and therefore was not validly adopted and (ii) subsequently issued shares of our common stock in excess of the 10,000,000 shares authorized prior to the 2015 Amendment were not authorized. We also would not have sufficient authorized but unissued shares of our common stock to permit future sales and issuances of common stock. Any inability to issue common stock in the future could have a material adverse effect on us. Our Board has no immediate plans to issue shares of common stock, but may do so in the future for business and financial purposes, including to provide appropriate equity incentives for our employees.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal, except to the extent of their ownership of shares of our common stock and outstanding equity awards or those that may be granted to them under our equity incentive plans in the future.

Vote Required

The ratification of the 2015 Amendment will require that a majority of all the votes entitled to be cast at the Annual Meeting be cast “FOR” this proposal. An abstention shall not constitute a vote cast, and will have no effect on the vote. Broker non-votes, if any, will also have no effect on the vote.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL 4

APPROVAL OF THE BAR HARBOR BANKSHARES 2018 EMPLOYEE STOCK PURCHASE PLAN

We are asking our shareholders to approve the adoption of the Bar Harbor Bankshares 2018 Employee Stock Purchase Plan (the “2018 ESPP”).

The Board believes that an employee stock purchase plan encourages the Company’s employees to acquire shares of common stock, thereby fostering broad alignment of employees’ interests with the interests of our shareholders; fosters good employee relations; and provides the Company an ability to recruit, retain, and reward employees in an extremely competitive environment. To continue to provide this valuable element of the Company’s compensation program, the Board recommends that the shareholders approve the 2018 ESPP.

Upon the recommendation of the Compensation Committee, the Board adopted the 2018 ESPP on March 20, 2018, subject to and effective as of receipt of shareholder approval of the 2018 ESPP at the Annual Meeting. The Board believes that approval of the 2018 ESPP is in the best interests of the Company and its shareholders.

If the shareholders approve the 2018 ESPP, the 2018 ESPP will become effective as of the date of the Annual Meeting, with the first offering period under the 2018 ESPP to commence on January 1, 2019 and to end on June 28, 2019 (the last trading day of June). If the shareholders do not approve the 2018 ESPP, the 2018 ESPP will not become effective.

Key Features of the 2018 Employee Stock Purchase Plan

As described further below, the 2018 ESPP generally:

•	Reserves 200,000 shares of common stock for issuance pursuant to the 2018 ESPP;

•
Unless otherwise determined by the Administrator, permits a participant to contribute a whole percentage up to 10% of his or her eligible compensation each pay period through after-tax payroll deductions or, if permitted by the Administrator, to make cash contributions to the 2018 ESPP to fund the participant’s ability to purchase shares of common stock under the 2018 ESPP;

•
Unless otherwise determined by the Administrator, establishes six-month offering periods commencing on the first trading day of January and July of each calendar year and ending on the last trading day of June and December, respectively, except that the first offering period under the 2018 ESPP will commence on January 1, 2019 and end on June 28, 2019 (the last trading day of December);

•	Permits participants to purchase shares of common stock at up to a 15% discount; and

•
Limits the value of shares that a participant may accrue in a calendar year to $25,000 and, unless otherwise determined by the Administrator, the number of shares that a participant may purchase in an offering period to 400 shares of common stock.

Summary of Material Provisions of 2018 Employee Stock Purchase Plan

A summary of the material terms of the 2018 ESPP is set forth below. This summary is qualified in its entirety by the detailed provisions of the 2018 ESPP, a copy of which is attached as Appendix B to this proxy statement and which is incorporated by reference into this Proposal 4. We encourage shareholders to read and refer to the complete plan document in Appendix B for a more complete description of the 2018 ESPP.

Interpretation. The 2018 ESPP and the options granted under the 2018 ESPP are intended to satisfy the requirements for an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986 (the “Code”). Notwithstanding the foregoing, the Company is not obligated to, and is not promising that it will, maintain the qualified status of the 2018 ESPP or any options granted thereunder. Options that do not satisfy the requirements for an “employee stock purchase plan” under Section 423 of the Code may be granted under the 2018 ESPP pursuant to the rules, procedures, or sub-plans adopted by the Administrator for certain eligible employees.

Share Reserve. Subject to adjustment in connection with certain corporate transactions, the maximum number of shares of common stock that may be purchased under the 2018 ESPP, consisting of authorized but unissued shares, treasury shares, or shares purchased on the open market, will be 200,000 shares of common stock.

Administration. The 2018 ESPP will be administered, at the Company’s expense, under the direction of the Board, the Compensation Committee, or any other committee of the Board designated by the Board from time to time (any such entity, the “Administrator”). The Administrator will have the authority to take any actions it deems necessary or advisable for the administration of the 2018 ESPP, including, without limitation, (i) interpreting and construing the 2018 ESPP and options granted thereunder, (ii) prescribing, adopting, amending, waiving, and rescinding rules and regulations it deems appropriate to implement the 2018 ESPP, (iii) correcting any defect or supplying any omission or reconciling any inconsistency in the 2018 ESPP or options granted thereunder, (iv) establishing the timing and length of offering periods and purchase periods, (v) establishing minimum and maximum contribution rates, (vi) establishing new or changing existing limits on the number of shares of common stock a participant may elect to purchase with respect to any offering period, if such limits are announced prior to the first offering period to be affected, (vii) adopting such rules, procedures, or sub-plans as may be deemed advisable or necessary to comply with the laws of countries other than the United States, to allow for tax-preferred treatment of the options or otherwise to provide for the participation by eligible employees who reside outside of the United States, (viii) establishing the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars and permitting payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the processing of properly completed enrollment forms, and (ix) furnishing information to the custodian for the 2018 ESPP as the custodian may require. The Administrator’s determinations will be final, conclusive, and binding upon all persons.

Eligibility. Generally, natural persons who are employees of the Company or any subsidiary of the Company designated by the Administrator from time to time may be eligible to participate in the 2018 ESPP. But, the following employees are ineligible to participate in the 2018 ESPP: (i) employees whose customary employment is 20 hours or less per week; (ii) employees whose customary employment is for not more than five months in any calendar year; (iii) employees who, after exercising their options to purchase common stock under the 2018 ESPP, would own, directly or indirectly, shares of common stock (including shares that may be acquired under any outstanding options under the 2018 ESPP) representing five percent or more of the total combined voting power of all classes of the Company’s stock; and (iv) employees who are citizens or residents of a foreign jurisdiction (without regard to whether such employees are also U.S. citizens or resident aliens), if the grant of an option under the 2018 ESPP or an offering period to such employee is prohibited under the laws of such foreign jurisdiction or compliance with the laws of such foreign jurisdiction would cause the 2018 ESPP or an offering period to violate the requirements of Section 423 of the Code.

Notwithstanding the foregoing, for purposes of an offering under the 2018 ESPP that is not intended to satisfy the requirements of Section 423 of the Code, the Administrator will have the authority to establish a different definition of eligible employee as it may deem advisable or necessary. In addition, the Administrator may determine that highly compensated employees (within the meaning of Section 414(q) of the Code) will not be eligible to participate in an offering period.

As of March 20, 2018, approximately 487 employees of the Company and its participating subsidiaries may become eligible to participate in the 2018 ESPP.

Participation Election. An eligible employee may become a participant for an offering period under the 2018 ESPP by completing and submitting an enrollment form to the Company or its designee, in the format and pursuant to the process as prescribed by the Administrator, during the enrollment period prior to the offering period to which it relates. Such enrollment form will authorize the Company to make after-tax payroll deductions in whole percentages up to 10% of the participant’s eligible compensation on each pay period following enrollment in the offering period under the 2018 ESPP, or if authorized by the Administrator, will indicate the amount of other cash contributions which a participant will make to the 2018 ESPP. The Administrator will credit the deductions or contributions to the participant’s account under the 2018 ESPP.

Subject to certain exceptions, a participant may cease his or her payroll deductions or cash contributions during an offering period, by properly completing and timely submitting a new enrollment form to the Company or its designee, at any time prior to the last day of such offering period (or purchase period). A participant may increase or decrease his or her payroll deductions or cash contributions to take effect for the next offering period, by properly completing and timely submitting a new enrollment form to the Company or its designee.

Once an eligible employee becomes a participant in the 2018 ESPP, the participant will automatically be re-enrolled in the next offering period until such time as the participant ceases his or her employment relationship with the Company or its affiliate for any reason or is no longer eligible to participate in the 2018 ESPP or a specific offering period under the 2018 ESPP. The Administrator may require current participants to submit a new enrollment form at any time it deems necessary or desirable to facilitate administration of the 2018 ESPP or for any other reason.

Offering Periods and Purchase Periods. The Administrator will determine the length and duration of the periods during which payroll deductions or other cash contributions will accumulate to purchase shares of common stock, which period will not exceed 27 months. Each of these periods is known as an “offering period.” The Administrator may, but is not required to, permit periodic purchases of common stock within a single offering period. The periods during which payroll deductions or other cash contributions will accumulate for these purchases are referred to as “purchase periods.” Each offering period will consist of one or more purchase periods, as determined by the Administrator. Unless otherwise established by the Administrator prior to the start of an Offering Period, the 2018 ESPP will have two (2) six-month offering periods commencing on the first trading day of January and July of each calendar year and ending on the last trading day of June and December, respectively, except that the first offering period under the 2018 ESPP will commence on January 1, 2019 and end on June 28, 2019 (the last trading day of June).

Purchase Price.  The Administrator will determine from time to time the purchase price per share of common stock under the 2018 ESPP for an offering period. Unless otherwise determined by the Administrator before the start of an offering period, the purchase price per share of common stock under the 2018 ESPP will be (and may not be less than) 85% of the lesser of the average of the high and low sales price of the common stock on (i) the first trading day of the relevant offering period or (ii) the last trading day of the relevant offering period (or purchase period).

On March 20, 2018, the closing price of the common stock, as reported on the New York Stock Exchange, was $29.71 per share.

Purchase of Shares. On the last trading day of the offering period (or, if an offering period has multiple purchase periods, on the last trading day of the purchase period), unless a participant’s participation in the 2018 ESPP has otherwise been terminated, a participant is deemed to automatically exercise his or her option to purchase the maximum number of whole shares of common stock that may be purchased at the purchase price with the participant’s account balance at that time, adjusted as necessary in accordance with the terms of the 2018 ESPP. The Administrator will cause the amount credited to each participant’s account to be applied to such purchase, and the amount applied to purchase shares of common stock pursuant to an option will be deducted from the applicable participant’s account.

Purchase Limitations. No participant may be granted an option to purchase shares of common stock under the 2018 ESPP and under all other “employee stock purchase plans” of the Company and its subsidiaries which permits the participant’s right to purchase shares to accrue at a rate in excess of $25,000 for each calendar year in which the options are outstanding, determined as of the first trading day of the offering period. In addition, no participant may purchase more than 400 shares of common stock in any one offering period;

provided, however, that prior to the start of an offering period, the Administrator may impose a different limit on the number of shares of common stock a participant may purchase during the offering period. The fair market value for this purpose will be equal to the closing price per share as reported on the New York Stock Exchange.

If the Administrator determines that the total number of shares of common stock remaining available under the 2018 ESPP is insufficient to permit all participants to exercise their options to purchase shares, the Administrator will make a participation adjustment and proportionately and uniformly reduce the number of shares purchasable by all participants. After such adjustment, the Administrator will refund in cash all affected participants’ account balances for such offering period as soon as practicable thereafter.

Termination of Participation. If a participant’s employment relationship terminates for any reason other than death prior to the last trading day of the offering period, then participant’s outstanding options to purchase shares of common stock will automatically terminate, and the Administrator will refund in cash the participant’s account balance as soon as practicable thereafter.

If a participant’s employment relationship terminates due to the participant’s death while the participant holds outstanding options to purchase shares of common stock under the 2018 ESPP, then the participant’s legal representatives (or, if the Administrator permits a beneficiary designation, the beneficiary or beneficiaries most recently designated by the participant prior to his or her death) may, within three months after the participant’s death (but no later than the last trading day of the offering period (or if an offering period has multiple purchase periods, the last trading day of the then-current purchase period)) by written notice to the Company or its designee, elect one of the following alternatives: (i) reduce the participant’s outstanding options to the number of shares of common stock that may be purchased as of the last day of the offering period (or if an offering period has multiple purchase periods, the last trading day of the then-current purchase period), with the amount then credited to the participant’s account; or (ii) automatically terminate the participant’s options to purchase shares of common stock under the 2018 ESPP and have the Administrator refund in cash, to the participant’s legal representatives, the participant’s account balance as soon as practicable thereafter. If participant’s legal representatives (or, if applicable, beneficiary or beneficiaries) fail to deliver such written notice within the prescribed period, then the participant’s options to purchase shares of common stock will automatically terminate, and the Administrator will refund in cash to the participant’s legal representatives the participant’s account balance as soon as practicable thereafter.

If a participant is no longer eligible to participate in the 2018 ESPP for any reason, the Administrator will refund in cash the affected participant’s account balance as soon as practicable thereafter. Once terminated, participation may not be reinstated for the then-current offering period, but, if otherwise eligible, the eligible employee may elect to participate in a subsequent offering period.

Shareholder Rights. A participant will not be a shareholder or have any rights as a shareholder with respect to shares of common stock subject to the participant’s options under the 2018 ESPP until the shares of common stock are purchased pursuant to the options and such shares of common stock are transferred into the participant’s name on the Company’s books and records. No adjustment will be made for dividends or other rights for which the record date is prior to such time. Following purchase and transfer of shares of common stock into the participant’s name on the Company’s books and records, a participant will become a shareholder with respect to the shares of common stock purchased and will thereupon have all dividend, voting, and other ownership rights incident thereto.

Notwithstanding the foregoing, the Administrator has the right to (i) limit transfer of the shares of common stock until two years from the first trading day of the offering period in which the shares were purchased and until one year from the last trading day of the offering period (or purchase period) in which the shares were purchased (the “holding period”), (ii) require that any sales of common stock during the holding period be performed through a licensed broker acceptable to the Company, and (iii) limit sales or other transfers of shares of common stock for up to two years from the date the participant purchases shares of common stock under the 2018 ESPP.

Transferability. A participant’s options to purchase shares of common stock under the 2018 ESPP may not be sold, pledged, assigned, or transferred in any manner, whether voluntarily, by operation of law, or otherwise. If a Participant sells, pledges, assigns, or transfers his or her options to purchase shares of common stock in violation of the 2018 ESPP, such options will immediately terminate and the participant will immediately receive a refund of the amount then credited to the participant’s account. Any payment of cash or issuance of shares of common stock under the 2018 ESPP may be made only to the participant (or, in the event of the participant’s death, to the participant’s estate or, if the Administrator permits a beneficiary designation, the beneficiary or beneficiaries most recently designated by the participant prior to his or her death). During a participant’s lifetime, only such participant may exercise his or her options to purchase shares of common stock under the 2018 ESPP.

Corporate Transactions. If the number of outstanding shares of common stock is increased or decreased or the shares of common stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in shares of common stock effected without receipt of consideration by the Company after the effective date, the number and kinds of shares of common stock for which options may be made under the 2018 ESPP will be adjusted proportionately and accordingly by the Administrator. In addition, the number and kind of shares for which options are outstanding will be similarly adjusted so that the proportionate interest of a participant immediately following such event will, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in outstanding options shall not change the aggregate purchase price payable by a participant with respect to shares subject to such options but shall include a corresponding proportionate adjustment in the purchase price per share.

Upon any dissolution or liquidation of the Company, upon a merger, consolidation, or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, or upon a sale of all or substantially all of the Company’s assets, or upon consummation of any other transaction approved by the Board resulting in any person or entity owning more than 50% of the combined voting power of all classes of the Company’s stock, the 2018 ESPP and all options outstanding thereunder will terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the 2018 ESPP or the assumption of the options theretofore granted, or for the substitution of the options under the 2018 ESPP with new options covering the stock of the successor corporation, with corresponding appropriate adjustments to the number and kinds of shares and purchase prices. Upon termination of the 2018 ESPP in this circumstance, the offering period will be deemed to end on the last trading day prior to such termination, and the options of each participant then-outstanding will be deemed to be automatically be exercised on such last trading day.

Subject to the foregoing, if the Company is the surviving corporation in any reorganization, merger, or consolidation of the Company with one or more other corporations, all outstanding options under the 2018 ESPP will pertain to and apply to the securities to which a holder of the number of shares of common stock subject to such options would have been entitled immediately following such reorganization, merger, or consolidation, with corresponding appropriate adjustments to the purchase price per share so that the aggregate purchase price will be the same as that of the shares subject to such options immediately before such reorganization, merger, or consolidation.

Term. If approved by the Company’s shareholders at the Annual Meeting, the 2018 ESPP will become effective as of the date of the Annual Meeting. The 2018 ESPP will terminate on the earliest of (i) the day before the 10th anniversary of the date of adoption of the 2018 ESPP by the Board, (ii) the date on which all shares of common stock reserved for issuance under the 2018 ESPP have been issued, (iii) the date the 2018 ESPP is terminated in connection with certain corporate transactions set forth above, and (iv) the date the Administrator terminates the 2018 ESPP.

Amendment, Suspension, or Termination. The Administrator may, at any time and from time to time, amend, suspend, or terminate the 2018 ESPP or an offering period under the 2018 ESPP; provided, however, that no amendment, suspension, or termination will, without the consent of the participant, materially impair any then-vested rights of a participant. The effectiveness of any amendment to the 2018 ESPP shall be contingent on approval of such amendment by the Company’s shareholders to the extent provided by the Board or required by applicable law.

Summary of U.S. Federal Income Tax Consequences

The following summary of U.S. federal income tax consequences is intended only as a general guide, under current U.S. federal income tax law, of participation in the 2018 ESPP and does not attempt to describe all potential tax consequences. This discussion is intended for the information of our shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2018 ESPP. The following summary is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change, and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, participants are advised to consult their own tax advisors with respect to the tax consequences of participating in the 2018 ESPP.

The 2018 ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and options to make purchases under the 2018 ESPP are intended to qualify under the provisions of Section 423 of the Code. Amounts withheld from a participant’s earnings under the 2018 ESPP will be taxable income to the participant in the year in which the amounts otherwise would have been received, but the participant will not be required to recognize additional income for U.S. federal income tax purposes either at the time the participant is deemed to have been granted an option to purchase common stock on the grant date or when the option to purchase common stock is exercised on the purchase date. No additional taxable income will be recognized for U.S. federal income tax purposes by a participant until the sale or other disposition of the shares of common stock acquired under the 2018 ESPP. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to selling or disposing of them.

If a participant holds the shares of common stock purchased under the 2018 ESPP for at least two years after the grant date and for at least one year from the purchase date of the shares of common stock, when the participant sells or disposes of the shares of common stock (a “qualifying disposition”), the participant will recognize as ordinary income an amount equal to the lesser of: (i) the excess of the fair market value of the shares of common stock on the date of such sale or disposition over the purchase price or (ii) the fair market value of the shares of common stock on the grant date multiplied by the discount percentage for stock purchases under the 2018 ESPP. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income, and the participant has a long-term capital loss for the difference between the sale price and the purchase price.

If a participant sells or disposes of the shares of common stock purchased under the 2018 ESPP within two years after the grant date or before one year has elapsed since the purchase date (a “disqualifying disposition”), the participant will recognize as ordinary income an amount equal to the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to selling or disposing of them.
In connection with a qualifying disposition, the Company will not receive any deduction for U.S. federal income tax purposes with respect to those shares of common stock or the option under which it was purchased. In connection with a disqualifying disposition, the Company will be entitled to a deduction in an amount equal to the amount that is considered ordinary income.

New Plan Benefits

Because the number of shares of common stock that may be purchased under the 2018 ESPP will depend on each participant’s voluntary election to participate and on the fair market value of the common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. No shares of common stock have been issued under the 2018 ESPP as of the date of this proxy statement, and no shares of common stock will be issued under the 2018 ESPP prior to approval of the 2018 ESPP by the Company’s shareholders.

Equity Awards Outstanding and Available

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2017. There are no compensation plans under which equity securities may be issued that have not been approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	169,921	$18.95	185,223
Equity compensation plans not approved by security holders	—	N/A	—
Total	169,921	$18.95	185,223

Vote Required

The ratification of the 2018 ESPP Plan will require that a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote be cast “FOR” this proposal. In addition, an abstention shall not constitute a vote cast and will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE BAR HARBOR BANKSHARES 2018 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 5

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM – INFORMATION ON INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed RSM US LLP as the Company’s principal independent registered public accounting firm for the fiscal year ending December 31, 2018. We are asking our shareholders to ratify the appointment of RSM US LLP as our independent registered public accounting firm as a matter of good corporate governance. If the Company’s shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines such a change would be in the best interest of the Company and its shareholders. Representatives of RSM US LLP are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required

The ratification of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 will require that a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote be cast “FOR” this proposal. An abstention shall not constitute a vote cast, and will have no effect on the vote. Broker non-votes, if any, will also have no effect on the vote.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The reports of RSM US LLP on the Company’s consolidated financial statements as of December 31, 2017 and 2016 and for the three-year period ending on December 31, 2017, and on internal control over financial reporting as of December 31, 2017, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The following table summarizes RSM US LLP’s audit fees from January 1, 2016 through December 31, 2017.

Service	2017 RSM	2016 RSM
Audit Fees	$438,540	$332,800
Audit-Related Fees	68,250	26,000
Tax Fees	—	—
All Other Fees	—	31,200
Total	$506,790	$390,000

Pre-Approval Policies and Procedures

The Audit Committee’s policies and procedures require the Audit Committee Chair to pre-approve all audits and non-audit services and report such pre-approvals to the Audit Committee at its next regularly scheduled meeting.

No services were rendered for financial information systems design and implementation or internal audit.

The Audit Committee has considered the compatibility of the non-audit services furnished by the Company’s auditing firm with the firm’s need to be independent.

The Audit Committee pre-approved 100% of the services performed by RSM US LLP pursuant to the policies outlined above.

OTHER MATTERS

Nominations by Shareholders and Other Shareholder Proposals
Our Bylaws provide that we will consider nominees for election to the Board recommended by shareholders if made in the same manner provided for under our Bylaws with regard to typical shareholder proposals. These procedures require in part, that to be timely, a shareholder’s notice shall be delivered to the Clerk at our principal executive offices no later than the close of business of the 120th day (i.e., January 16, 2019) nor earlier than the close of business on the 150th day (i.e., December 18, 2018) prior to the first anniversary of the preceding year’s Annual Meeting. Such shareholder’s notice shall set forth: (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and the names and addresses of other shareholders known by the shareholder proposing such business to support such proposal, and the class and number of shares of our capital stock beneficially owned by such other shareholders; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on our books, and of such beneficial owner, and (ii) the class and number of shares of our common stock, which are owned beneficially and of record by such shareholder and such beneficial owner. Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in our proxy statement and form of proxy for the 2019 Annual Meeting of Shareholders must be received by us no later than December 18, 2018.   Any such proposal must also comply with the requirement as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.  Notice of a shareholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely unless submitted by February 21, 2019.

Proposals should be addressed to Curtis C. Simard, CEO, Bar Harbor Bankshares, 82 Main Street, Bar Harbor, ME  04609. If the Governance Committee determines that any shareholder proposal (including a nomination for election of a director) was not made in a timely fashion or that information provided in the notice does not fulfill the information requirements set forth above in any material respects, such proposal shall not be presented for action at the Annual Meeting for which it is proposed. If a shareholder should propose a candidate, the Governance Committee would evaluate that candidate on the basis of the criteria noted above.

Communication with Board of Directors
Our shareholders and other interested persons who want to communicate with the Board, any individual director, the non-management directors as a group or any other group of directors, can write to:
Chairman of the Board
Bar Harbor Bankshares
82 Main Street
Bar Harbor, ME 04609

Written communications addressed to the Board received by us from shareholders will be shared with the full Board no later than the next regularly scheduled Board meeting.

Other Business
As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this proxy statement. If any other business, matter, or proposal shall properly come before the Annual Meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the Board.

By Order of the Board of Directors

Marsha C. Sawyer, Corporate Clerk

APPENDIX A

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Bar Harbor Bankshares:

In accordance with the Audit Committee Charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board.    Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles.  The independent registered public accounting firm is responsible for expressing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles.   The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for 2017.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by professional standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board ( “PCAOB” ) regarding the independent accountant’s communications with the Audit Committee concerning independence.  The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence and concluded that the auditors are independent.

The Audit Committee reviewed and discussed with the independent registered public accounting firm any other matters required to be discussed by PCAOB Auditing Standards No 16, Communications with Audit Committees, including without limitation, the auditors’ evaluation of the quality of the Company’s financial reporting, information relating to significant unusual transactions and the business rationale for such transactions, and evaluation of the Company’s ability to continue as a going concern.

During 2017, the Audit Committee performed all its duties and responsibilities under the Audit Committee Charter.  In addition, based on the reports and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements of the Company for 2017 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Each of the members of the Audit Committee is independent as defined under the listing standards of NYSE American as of December 31, 2017.

The Board of Directors has determined that the Company has at least one “audit committee financial expert” serving on its Audit Committee. Mr. Scott G. Toothaker, CPA, meets the criteria for an “audit committee financial expert” and is “independent” within the meaning of the rules adopted by the NYSE American pursuant to the Sarbanes-Oxley Act of 2002.

Audit Committee of the Board:

Scott G. Toothaker, Chair Daina H. Belair
Matthew L. Caras      David M. Colter
Stephen W. Ensign

APPENDIX B
BAR HARBOR BANKSHARES
2018 Employee Stock Purchase Plan

1.	Purpose and Interpretation

(a)The purpose of the Plan is to encourage and to enable Eligible Employees of the Company and its Participating Affiliates, through after-tax payroll deductions or periodic cash contributions, to acquire proprietary interests in the Company through the purchase and ownership of shares of Stock. The Plan is intended to benefit the Company and its stockholders (a) by incentivizing Participants to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability and that will benefit its stockholders and other important stakeholders and (b) by encouraging Participants to remain in the employ of the Company or its Participating Affiliates.

(b)The Plan and the Options granted under the Plan are intended to satisfy the requirements for an “employee stock purchase plan” under Code Section 423. Notwithstanding the foregoing, the Company makes no undertaking to, nor representation that it will, maintain the qualified status of the Plan or any Options granted under the Plan. In addition, Options that do not satisfy the requirements for an “employee stock purchase plan” under Code Section 423 may be granted under the Plan pursuant to the rules, procedures, or sub-plans adopted by the Administrator, in its sole discretion, for certain Eligible Employees.

2.Definitions

(a)“Account” shall mean a bookkeeping account established and maintained to record the amount of funds accumulated pursuant to the Plan with respect to a Participant for the purpose of purchasing shares of Stock under the Plan.

(b)“Administrator” shall mean the Board, the Compensation Committee of the Board, or any other committee of the Board designated by the Board.

(c)“Board” shall mean the Board of Directors of the Company.

(d)“Code” shall mean the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Section shall be deemed to include, as applicable, regulations, and guidance promulgated under such Code Section.

(e)“Company” shall mean Bar Harbor Bankshares, a Maine corporation, and any successor thereto.

(f)“Custodian” shall mean the third-party administrator designated by the Administrator from time to time.

(g)“Effective Date” shall mean May 15, 2018, subject to approval of the Plan by the Company’s stockholders on such date, the Plan having been adopted by the Board on March 20, 2018.

(h)“Eligible Compensation” shall mean, unless otherwise established by the Administrator prior to the start of an Offering Period, regular base compensation (including any shift differentials) but excludes any bonus, overtime payment, sales commission, contribution to any Code Section 125 or 401(k) plan, the cost of employee benefits paid for by the Company or a Participating Affiliate, education or tuition reimbursements, imputed income arising under any Company or Participating Affiliate group insurance or benefit program, traveling expense reimbursements, business and moving expense reimbursements, income received in connection with stock options and other equity awards, or other form of extra compensation.

(i)“Eligible Employee” shall mean a natural person who is an employee (including an officer) of the Company or a Participating Affiliate as of an Offering Date, except the following, who shall not be eligible to participate under the Plan:(i) an employee whose customary employment is twenty (20) hours or less per week, (ii) an employee whose customary employment is for not more than five (5) months in any calendar year, (iii) an employee who, after exercising his or her rights to purchase shares of Stock under the Plan, would own (directly or by attribution pursuant to Code Section 424(d)) shares of Stock (including shares that may be acquired under any outstanding Options) representing five percent (5%) or more of the total combined voting power of all classes of stock of the Company, and (iv) an employee who is a citizen or resident of a foreign jurisdiction (without regard to whether such employee is also a U.S. citizen or resident alien), if the grant of an Option under the Plan or an Offering Period to such employee is prohibited under the laws of such foreign jurisdiction or compliance with the laws of such foreign jurisdiction would cause the Plan or an Offering Period to violate the requirements of Code Section 423. Notwithstanding the foregoing, for purposes of a Non-423(b) Offering under the Plan, if any, the Administrator shall have the authority, in its sole discretion, to establish a different definition of Eligible Employee as it may deem advisable or necessary.

(j)“Enrollment Form” shall mean the agreement(s) between the Company and an Eligible Employee, in such written, electronic, or other format and/or pursuant to such written, electronic, or other process as may be established by the Administrator from time to time, pursuant to which an Eligible Employee elects to participate in the Plan or to which a Participant elects to make changes with respect to the Participant’s participation as permitted by the Plan.

(k)“Enrollment Period” shall mean that period of time prescribed by the Administrator, which period shall conclude prior to the Offering Date, during which Eligible Employees may elect to participate in an Offering Period. The duration and timing of Enrollment Periods may be changed or modified by the Administrator from time to time.

(l)“Fair Market Value” shall mean the value of each share of Stock subject to the Plan on a given date determined as follows: (i) if on such date the shares of Stock are listed on an established national or regional stock exchange or are publicly traded on an established securities market, the Fair Market Value of the shares of Stock shall be the closing price of the shares of Stock on such exchange or in such market (the exchange or market selected by the Administrator if there is more than one such exchange or market) on such date or, if such date is not a Trading Day, on the Trading Day immediately preceding such date, or, if no sale of the shares of Stock is reported for such Trading Day, on the next preceding day on which any sale shall have been reported; or (ii) if the shares of Stock are not listed on such an exchange or traded on such a market, the Fair Market Value of the shares of Stock shall be determined by the Board in good faith.

(m)“Holding Period” shall have the meaning set forth in Section 10(c)(i).

(n)“Non-423(b) Offering” shall mean the rules, procedures, or sub-plans, if any, adopted by the Administrator, in its sole discretion, as a part of the Plan, pursuant to which Options that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Code Section 423 may be granted to Eligible Employees as a separate offering under the Plan.

(o)“Offering Date” shall mean the first day of any Offering Period under the Plan.

(p)“Offering Period” shall mean the period determined by the Administrator pursuant to Section 7, which period shall not exceed twenty-seven (27) months, during which payroll deductions or periodic cash contributions are accumulated for the purpose of purchasing Stock under the Plan.

(q)“Option” shall mean the right granted to Participants to purchase shares of Stock pursuant to an offering under the Plan.

(r)“Outstanding Election” shall mean a Participant’s then-current election to purchase shares of Stock in an Offering Period, or that part of such an election which has not been cancelled (including any voluntary cancellation under Section 5 and deemed cancellation under Section 11) prior to the close of business on the last Trading Day of the Offering Period (or if an Offering Period has multiple Purchase Periods, the last Trading Day of the Purchase Period) or such other date as determined by the Administrator.

(s)“Participating Affiliate” shall mean any Subsidiary designated by the Administrator from time to time, in its sole discretion, whose employees may participate in the Plan or in a specific Offering Period under the Plan, if such employees otherwise qualify as Eligible Employees.

(t)“Participant” shall mean an Eligible Employee who has elected to participate in the Plan pursuant to Section 5.

(u)“Plan” shall mean this Bar Harbor Bankshares 2018 Employee Stock Purchase Plan, as it may be amended from time to time.

(v)“Purchase Period” shall mean the period during an Offering Period designated by the Administrator on the last Trading Day of which purchases of Stock are made under the Plan. An Offering Period may have one or more Purchase Periods.

(w)“Purchase Price” shall mean the purchase price of each share of Stock purchased under the Plan; provided, however, that the Purchase Price shall not be less than the lesser of eighty-five percent (85%) of the average of the high and low sales price of the Common Stock on the New York Stock Exchange on the Offering Date or the last Trading Day of the Offering Period (or if an Offering Period has multiple Purchase Periods, on the last Trading Day of the Purchase Period).

(x)“Stock” shall mean the common stock, par value $2.00 per share, of the Company, or any security into which shares of Stock may be changed or for which shares of Stock may be exchanged as provided in Section 12.

(y)“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Effective Date shall be considered a Subsidiary commencing as of such date.

(z)“Termination of Employment” shall mean, with respect to a Participant, a cessation of the employee-employer relationship between the Participant and the Company or a Participating Affiliate for any reason,
(i)including, without limitation, (A) a termination by resignation, discharge, death, disability, retirement, or the disaffiliation of a Subsidiary, (B) unless otherwise determined or provided by the Administrator, a transfer of employment to a Subsidiary that is not a Participating Affiliate as of the first day immediately following the three (3)-month period following such transfer, and (C) a termination of employment where the individual continues to provide certain services to the Company or a Subsidiary in a non-employee role, but
(ii)excluding (A) such termination of employment where there is a simultaneous reemployment of the Participant by the Company or a Participating Affiliate and (B) any bona fide and Company-approved or Participating Affiliate-approved leave of absence, such as family leave, medical leave, personal leave, and military leave, or such other leave that meets the requirements of Treasury Regulations section 1.421-1(h)(2); provided, however, where the period of leave exceeds three (3) months and the employee’s right to reemployment is not guaranteed either by statute or by contract, the employee-employer relationship will be deemed to have terminated on the first day immediately following such three (3)-month period.

(aa)“Trading Day” shall mean a day on which the New York Stock Exchange is open for trading.

3.Shares Subject to the Plan

(a)Share Reserve. Subject to adjustment as provided in Section 12, the maximum number of shares of Stock that may be issued pursuant to Options granted under the Plan (including any Non-423(b) Offering established hereunder) is two hundred thousand (200,000) shares. The shares of Stock reserved for issuance under the Plan may be authorized but unissued shares, treasury shares, or shares purchased on the open market.

(b)Participation Adjustment as a Result of the Share Reserve. If the Administrator determines that the total number of shares of Stock remaining available under the Plan is insufficient to permit the number of shares of Stock to be purchased by all Participants on the last Trading Day of an Offering Period (or if an Offering Period has multiple Purchase Periods, on the last Trading Day of the Purchase Period) pursuant to Section 9, the Administrator shall make a participation adjustment, where the number of shares of Stock purchasable by all Participants shall be reduced proportionately in as uniform and equitable a manner as is reasonably practicable, as determined in the Administrator’s sole discretion. After such adjustment, the Administrator shall refund in cash all affected Participants’ Account balances for such Offering Period as soon as practicable thereafter.

(c)Applicable Law Limitations on the Share Reserve. If the Administrator determines that some or all of the shares of Stock to be purchased by Participants on the last Trading Day of an Offering Period (or if an Offering Period has multiple Purchase Periods, the last Trading Day of the Purchase Period) would not be issued in accordance with applicable laws or any approval by any regulatory body as may be required or the shares of Stock would not be issued pursuant to an effective Form S-8 registration statement or that the issuance of some or all of such shares of Stock pursuant to a Form S-8 registration statement is not advisable due to the risk that such issuance will violate applicable laws, the Administrator may, without Participants’ consent, terminate any outstanding Offering Period and the Options granted thereunder and refund in cash all affected Participants’ Account balances for such Offering Period as soon as practicable thereafter.

4.Administration

(a)Generally. The Plan shall be administered under the direction of the Administrator. Subject to the express provisions of the Plan, the Administrator shall have full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of the Plan, including, without limitation:
(i)Interpreting and construing the Plan and Options granted under the Plan; prescribing, adopting, amending, waiving, and rescinding rules and regulations it deems appropriate to implement the Plan, including amending any outstanding Option, as it may deem advisable or necessary to comply with applicable laws; correcting any defect or supplying any omission or reconciling any inconsistency in the Plan or Options granted under the Plan; and making all other decisions relating to the operation of the Plan;
(ii)Establishing the timing and length of Offering Periods and Purchase Periods;
(iii)Establishing minimum and maximum contribution rates;
(iv)Establishing new or changing existing limits on the number of shares of Stock a Participant may elect to purchase with respect to any Offering Period, if such limits are announced prior to the first Offering Period to be affected;
(v)Adopting such rules, procedures, or sub-plans as may be deemed advisable or necessary to comply with the laws of countries other than the United States, to allow for tax-preferred treatment of the Options or otherwise to provide for the participation by Eligible Employees who reside outside of the United States, including determining which Eligible Employees are eligible to participate in the Non-423(b) Offering or other sub-plans established by the Administrator;
(vi)Establishing the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars and permitting payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the processing of properly completed Enrollment Forms; and
(vii)Furnishing to the Custodian such information as the Custodian may require.

The Administrator’s determinations under the Plan shall be final, binding, and conclusive upon all persons.
(b)Custodian. If the Administrator designates a Custodian for the Plan, the Custodian shall act as custodian under the Plan and shall perform such duties as requested by the Administrator in accordance with any agreement between the Company and the Custodian.  The Custodian shall establish and maintain, as agent for each Participant, an Account and any subaccounts as may be necessary or desirable for the administration of the Plan.

(c)No Liability. Neither the Board, the Compensation Committee of the Board, any other committee of the Board, or the Custodian, nor any of their respective agents or designees, shall be liable to any person (i) for any act, failure to act, or determination made in good faith with respect to the Plan or Options granted under the Plan or (ii) for any tax (including any interest and penalties) by reason of the failure of the Plan, an Option, or an Offering Period to satisfy the requirements of Code Section 423, the failure of the Participant to satisfy the requirements of Code Section 423, or otherwise asserted with respect to the Plan, Options granted under the Plan, or shares of Stock purchased or deemed purchased under the Plan.

5.Participation in the Plan and in an Offering Period

(a)Generally. An Eligible Employee may become a Participant for an Offering Period under the Plan by completing the prescribed Enrollment Form and submitting such Enrollment Form to the Company (or the Company’s designee), in the format and pursuant to the process as prescribed by the Administrator, during the Enrollment Period prior to the commencement of the Offering Period to which it relates. If properly completed and timely submitted, the Enrollment Form will become effective for the first Offering Period following submission of the Enrollment Form and all subsequent Offering Periods as provided by Section 5(b) until (i) it is terminated in accordance with Section 11, (ii) it is modified by filing another Enrollment Form in accordance with this Section 5(a) (including an election is made to cease payroll deductions or periodic cash contributions in accordance with Section 6(c)), or (iii) the Participant is otherwise ineligible to participate in the Plan or in a subsequent Offering Period.

(b)Automatic Re-Enrollment. Following the end of each Offering Period, each Participant shall automatically be re-enrolled in the next Offering Period at the applicable rate of payroll deductions or periodic cash contributions in effect on the last Trading Day of the prior Offering Period or otherwise as provided under Section 6, unless (i) the Participant has experienced a Termination of Employment, or (ii) the Participant is otherwise ineligible to participate in the Plan or in the next Offering Period. Notwithstanding the foregoing, the Administrator may require current Participants to complete and submit a new Enrollment Form at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

6.Payroll Deductions or Periodic Cash Contributions

(a)Generally. Each Participant’s Enrollment Form shall contain a payroll deduction authorization pursuant to which he or she shall elect, unless otherwise established by the Administrator prior to the start of an Offering Period, to have a designated whole percentage of Eligible Compensation between one percent (1%) and ten percent (10%) deducted, on an after-tax basis, on each payday during the Offering Period and credited to the Participant’s Account for the purchase of shares of Stock pursuant to the offering. The Administrator shall also have the authority, but not the obligation, to permit a Participant to elect to make periodic cash contributions, in lieu of payroll deductions, for the purchase of shares of Stock pursuant to the offering. Notwithstanding the foregoing, if local law prohibits payroll deductions, a Participant may elect to participate in an Offering Period through contributions to his or her Account in a format and pursuant to a process acceptable to the Administrator. In such event, any such Participant shall be deemed to participate in a separate offering under the Plan, unless the Administrator otherwise expressly provides.

(b)Insufficiency of Contributions. Subject to Section 6(e), if in any payroll period a Participant has no pay or his or her pay is insufficient (after other authorized deductions) to permit deduction of the full amount of his or her payroll deduction election, then (i) the payroll deduction election for such payroll period shall be reduced to the amount of pay remaining, if any, after all other authorized deductions, and (ii) the percentage or dollar amount of Eligible Compensation shall be deemed to have been reduced by the amount of the reduction in the payroll deduction election for such payroll period. Deductions of the full amount originally elected by the Participant will recommence as soon as his or her pay is sufficient to permit such payroll deductions; provided, however, no additional amounts shall be deducted to satisfy the Outstanding Election. If the Administrator authorizes a Participant to elect to make periodic cash contributions in lieu of payroll deductions, the failure of a Participant to make any such contributions shall reduce, to the extent of the deficiency in such payments, the number of shares purchasable under the Plan by the Participant.

(c)Cessation after Offering Date. A Participant may cease his or her payroll deductions or periodic cash contributions during an Offering Period by properly completing and timely submitting a new Enrollment Form to the Company (or the Company’s designee), in the format and pursuant to the process as prescribed by the Administrator, at any time prior to the last day of such Offering Period (or if an Offering Period has multiple Purchase Periods, the last day of such Purchase Period). Any such cessation in payroll deductions or periodic cash contributions shall be effective as soon as administratively practicable thereafter and shall remain in effect for successive Offering Periods as provided in Section 5(b) unless the Participant submits a new Enrollment Form for a later Offering Period in accordance with Section 5(a). A Participant may only increase his or her rate of payroll deductions or periodic cash contributions in accordance with Section 6(d).

(d)Modification Prior to Offering Date. A Participant may increase or decrease his or her rate of payroll deductions or periodic cash contributions, to take effect on the Offering Date of the Offering Period following submission of the Enrollment Form, by properly completing and timely submitting a new Enrollment Form in accordance with Section 5(a).

(e)Authorized Leave or Disability after Offering Date. Subject to Section 11, if a Participant is absent from work due to an authorized leave of absence or disability (and has not experienced a Termination of Employment), such Participant shall have the right to elect (i) to remain a Participant in the Plan for the then-current Offering Period (or if an Offering Period has multiple Purchase Periods, the then-current Purchase Period) but to cease his or her payroll deductions or periodic cash contributions in accordance with Section 6(c), or (ii) to remain a Participant in the Plan for the then-current Offering Period (or if an Offering Period has multiple Purchase Periods, the then-current Purchase Period) but to authorize payroll deductions to be made from payments made by the Company or a Participating Affiliate to the Participant during such leave of absence or disability and to undertake to make additional cash payments to the Plan at the end of each payroll period during the Offering Period to the extent that the payroll deductions from payments made by the Company or a Participating Affiliate to such Participant are insufficient to meet such Participant’s Outstanding Election. Neither the Company nor a Participating Affiliate shall advance funds to a Participant if the Participant’s payroll deductions and additional cash payments during the Participant’s leave of absence or disability are insufficient to fund the Participant’s Account at his or her Outstanding Election.

7.Offering Periods and Purchase Periods; Purchase Price

(a)The Administrator shall determine from time to time, in its sole discretion, the Offering Periods and Purchase Periods under the Plan. Each Offering Period shall consist of one or more Purchase Periods, as determined by the Administrator. Unless otherwise established by the Administrator prior to the start of an Offering Period, the Plan shall have two (2) Offering Periods (with concurrent Purchase Periods) that commence each calendar year, and each Offering Period shall be of approximately six (6) months’ duration, with the first such Offering Period beginning on the first Trading Day of January and ending on the last Trading Day of the immediately following June, and the second such Offering Period beginning on the first Trading Day of July and ending on the last Trading Day of the immediately following December; provided, however, that the first Offering Period under the Plan shall commence on the first Trading Day of January following the Effective Date and shall end on the last Trading Day of the immediately following June.

(b)The Administrator shall determine from time to time, in its sole discretion, the Purchase Price of each share of Stock for an Offering Period. Unless otherwise established by the Administrator prior to the start of an Offering Period, the Purchase Price shall be the lesser of eighty-five percent (85%) of the average of the high and low sales price of the Common Stock on the New York Stock Exchange on the Offering Date or the last Trading Day of the Offering Period (or if an Offering Period has multiple Purchase Periods, on the last Trading Day of the Purchase Period).

8.Grant of Option

(a)Grant of Option. On each Offering Date, each Participant in such Offering Period shall automatically be granted an Option to purchase as many whole shares of Stock as the Participant will be able to purchase with the payroll deductions or periodic cash contributions credited to the Participant’s Account during the applicable Offering Period.

(b)5% Owner Limit. Notwithstanding any provisions of the Plan to the contrary, no Participant shall be granted an Option to purchase shares of Stock under the Plan if such Participant (or any other person whose Stock would be attributed to such Participant pursuant to Code Section 424(d)), immediately after such Option is granted, would own or hold Options to purchase shares of Stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.

(c)Other Limitation. The Administrator may determine, as to any Offering Period, that the offering shall not be extended to “highly compensated employees” within the meaning of Code Section 414(q).

9.Purchase of Shares of Stock; Purchase Limitations

(a)Purchase. Unless the Participant’s participation in the Plan has otherwise been terminated as provided in Section 11, such Participant will be deemed to have automatically exercised his or her Option to purchase Stock on the last Trading Day of the Offering Period (or if an Offering Period has multiple Purchase Periods, the last Trading Day of the Purchase Period) for the maximum number of shares of Stock that may be purchased at the Purchase Price with the Participant’s Account balance at that time; provided, however, the number of shares of Stock purchased is subject to adjustment by Section 3, this Section 9, and Section 12. The Administrator shall cause the amount credited to each Participant’s Account to be applied to such purchase, and the amount applied to purchase shares of Stock pursuant to an Option shall be deducted from the applicable Participant’s Account.

(b)Limit on Number of Shares Purchased. Notwithstanding Section 8(a) or Section 9(a), in no event may a Participant purchase more than four hundred (400) shares of Stock in any one Offering Period; provided, however, that the Administrator may, in its sole discretion, prior to the start of an Offering Period, set a different limit on the number of shares of Stock a Participant may purchase during such Offering Period.

(c)Limit on Value of Shares Purchased. Notwithstanding any provisions of the Plan to the contrary, excluding Options granted pursuant to any Non-423(b) Offering, no Participant shall be granted an Option to purchase shares of Stock under the Plan which permits the Participant’s rights to purchase shares under all “employee stock purchase plans” (described in Code Section 423) of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such shares of Stock (determined at the time such Options are granted) for each calendar year in which such Options are outstanding at any time.

(d)No Fractional Shares. Notwithstanding any provisions of the Plan to the contrary, no Participant may exercise an Option to purchase a fractional share of Stock, and any Option to purchase a fractional share of Stock shall be automatically terminated on the last Trading Day of the Offering Period (or if an Offering Period has multiple Purchase Periods, the last Trading Day of the Purchase Period). Unless the Participant’s participation in the Plan has otherwise been terminated as provided in Section 11, the portion of a Participant’s Account balance remaining as a result of a Participant’s inability to exercise an Option to purchase a fractional share of Stock shall be transferred to the Participant’s brokerage account.

10.Stock Issuance; Stockholder Rights; and Sales of Plan Shares

(a)Stock Issuance and Account Statements. Shares of Stock purchased under the Plan will be held by the Custodian. The Custodian may hold the shares of Stock purchased under the Plan by book entry or in the form of stock certificates in nominee names and may commingle shares held in its custody in a single account without identification as to individual Participants. The Company shall cause the Custodian to deliver to each Participant a statement for each Offering Period during which the Participant purchases Stock under the Plan, which statement shall reflect, for each such Participant, (i) the amount of payroll deductions withheld or periodic cash contributions made during the Offering Period, (ii) the number of shares of Stock purchased, (iii) the Purchase Price of the shares of Stock purchased, and (iv) the total number of shares of Stock held by the Custodian for the Participant as of the end of the Offering Period.

(b)Stockholder Rights. A Participant shall not be a stockholder or have any rights as a stockholder with respect to shares of Stock subject to the Participant’s Options under the Plan until the shares of Stock are purchased pursuant to the Options and such shares of Stock are transferred into the Participant’s name on the Company’s books and records. No adjustment will be made for dividends or other rights for which the record date is prior to such time. Following purchase of shares of Stock under the Plan and transfer of such shares of Stock into the Participant’s name on the Company’s books and records, a Participant shall become a stockholder with respect to the shares of Stock purchased during such Offering Period (or, if applicable, Purchase Period) and, except as otherwise provided in Section 10(c), shall thereupon have all dividend, voting, and other ownership rights incident thereto.

(c)Sales of Plan Shares. The Administrator shall have the right to require any or all of the following with respect to shares of Stock purchased under the Plan:
(i)that a Participant may not request that all or part of the shares of Stock be reissued in the Participant’s own name and shares be delivered to the Participant until two (2) years (or such shorter period of time as the Administrator may designate) have elapsed since the Offering Date of the Offering Period in which the shares were purchased and one (1) year has elapsed since the day the shares were purchased (the “Holding Period”);
(ii)that all sales of shares of Stock during the Holding Period applicable to such purchased shares be performed through a licensed broker acceptable to the Company; and
(iii)that Participants abstain from selling or otherwise transferring shares of Stock purchased pursuant to the Plan for a period lasting up to two (2) years from the date the shares of Stock were purchased pursuant to the Plan.

11.Deemed Cancellation or Termination of Participation

(a)Termination of Employment Other than Death. In the event a Participant who holds outstanding Options to purchase shares of Stock under the Plan experiences a Termination of Employment for any reason other than death prior to the last Trading Day of the Offering Period, the Participant’s outstanding Options to purchase shares of Stock under the Plan shall automatically terminate, and the Administrator shall refund in cash the Participant’s Account balance as soon as practicable thereafter.

(b)Death. In the event of the death of a Participant while the Participant holds outstanding Options to purchase shares of Stock under the Plan, the legal representatives of such Participant’s estate (or, if the Administrator permits a beneficiary designation, the beneficiary or beneficiaries most recently designated by the Participant prior to his or her death) may, within three (3) months after the Participant’s death (but no later than the last Trading Day of the Offering Period (or if an Offering Period has multiple Purchase Periods, the last Trading Day of the then-current Purchase Period)) by written notice to the Company (or the Company’s designee), elect one of the following alternatives. In the event the Participant’s legal representatives (or, if applicable, beneficiary or beneficiaries) fail to deliver such written notice to the Company (or the Company’s designee) within the prescribed period, the alternative in Section 11(b)(ii) shall apply.
(i)The Participant’s outstanding Options shall be reduced to the number of shares of Stock that may be purchased, as of the last day of the Offering Period (or if an Offering Period has multiple

Purchase Periods, the last Trading Day of the then-current Purchase Period), with the amount then credited to the Participant’s Account; or
(ii)The Participant’s Options to purchase shares of Stock under the Plan shall automatically terminate, and the Administrator shall refund in cash, to the Participant’s legal representatives, the Participant’s Account balance as soon as practicable thereafter.

(c)Other Termination of Participation. If a Participant ceases to be eligible to participate in the Plan for any reason, the Administrator shall refund in cash the affected Participant’s Account balance as soon as practicable thereafter. Once terminated, participation may not be reinstated for the then-current Offering Period, but, if otherwise eligible, the Eligible Employee may elect to participate in a subsequent Offering Period in accordance with Section 5.

12.Changes in Capitalization

(a)Changes in Stock. If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares that may be purchased under the Plan shall be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which Options are outstanding shall be similarly adjusted so that the proportionate interest of a Participant immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in outstanding Options shall not change the aggregate Purchase Price payable by a Participant with respect to shares subject to such Options but shall include a corresponding proportionate adjustment in the Purchase Price per share. Notwithstanding the foregoing, in the event of a spin-off that results in no change in the number of outstanding shares of Stock, the Company may, in such manner as the Company deems appropriate, adjust (i) the number and kind of shares for which Options are outstanding under the Plan and (ii) the Purchase Price per share.

(b)Reorganization in Which the Company Is the Surviving Corporation. Subject to Section 12(c), if the Company shall be the surviving corporation in any reorganization, merger, or consolidation of the Company with one or more other corporations, all outstanding Options under the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Options would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the Purchase Price per share so that the aggregate Purchase Price thereafter shall be the same as the aggregate Purchase Price of the shares subject to such Options immediately prior to such reorganization, merger, or consolidation.

(c)Reorganization in Which the Company Is Not the Surviving Corporation, Sale of Assets or Stock, and Other Corporate Transactions. Upon any dissolution or liquidation of the Company, or upon a merger, consolidation, or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, or upon a sale of all or substantially all of the assets of the Company to another corporation, or upon any transaction (including, without limitation, a merger, consolidation, or reorganization in which the Company is the surviving corporation) approved by the Board that results in any person or entity owning more than fifty percent (50%) of the combined voting power of all classes of stock of the Company, the Plan and all Options outstanding hereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the Plan and/or the assumption of the Options theretofore granted, or for the substitution for such Option of new rights covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and purchase prices, in which event the Plan and rights theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Plan, the Offering Period shall be deemed to have ended on the last Trading Day prior to such termination, and in accordance with Section 9, the Options of each Participant then outstanding shall be deemed to be automatically exercised on such last Trading Day. The Administrator shall send written notice of an event that will result in such a termination to all Participants at least five (5) days prior to the date upon which the Plan will be terminated.

(d)Adjustments. Adjustments under this Section 12 related to stock or securities of the Company shall be made by the Administrator, whose determination in that respect shall be final, binding, and conclusive.

(e)No Limitations on Company. The grant of an Option pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

13.Term; Amendment, Suspension, and Termination of the Plan

(a)Term. The Plan shall be effective as of the Effective Date. The Plan shall terminate on the first to occur of (i) the day before the tenth (10th) anniversary of the date of adoption of the Plan by the Board, (ii) the date on which all shares of Stock reserved for issuance under the Plan pursuant to Section 3 have been issued, (iii) the date determined in accordance with Section 12, and (iv) the date determined in accordance with Section 13(b).

(b)Amendment, Suspension, and Termination of the Plan. The Administrator may, at any time and from time to time, amend, suspend, or terminate the Plan or an Offering Period under the Plan; provided, however, that no amendment, suspension, or termination shall, without the consent of the Participant, materially impair any rights of a Participant that have vested at the time of such amendment, suspension, or termination. The effectiveness of any amendment to the Plan shall be contingent on approval of such amendment by the Company’s stockholders to the extent provided by the Board or required by applicable law.

14.General Provisions

(a)Withholding of Taxes. To the extent that a Participant recognizes ordinary income in connection with a sale or other transfer of any shares of Stock purchased under the Plan, the Company may withhold amounts needed to cover such taxes from any payments otherwise due and owing to the Participant or from shares that would otherwise be issued to the Participant under the Plan. Any Participant who sells or otherwise transfers shares of Stock purchased under the Plan within two (2) years after the beginning of the Offering Period in which the shares were purchased or within one (1) year from the date the shares of Stock were purchased must, within ten (10) days of such transfer, notify the Company in writing of such transfer.

(b)Options Not Transferable or Assignable. A Participant’s Options under the Plan may not be sold, pledged, assigned, or transferred in any manner, whether voluntarily, by operation of law, or otherwise. If a Participant sells, pledges, assigns, or transfers his or her Options in violation of this Section 14(b), such Options shall immediately terminate, and the Participant shall immediately receive a refund of the amount then credited to the Participant’s Account. Any payment of cash or issuance of shares of Stock under the Plan may be made only to the Participant (or, in the event of the Participant’s death, to the Participant’s estate or, if the Administrator permits a beneficiary designation, the beneficiary or beneficiaries most recently designated by the Participant prior to his or her death). During a Participant’s lifetime, only such Participant may exercise his or her Options under the Plan.

(c)No Right to Continued Employment. Neither the Plan nor any Option to purchase Stock under the Plan confers upon any Eligible Employee or Participant any right to continued employment with the Company or any of its Subsidiaries, nor will a Participant’s participation in the Plan restrict or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Participant’s employment at any time.

(d)No Interest on Payments. No interest shall be paid on sums withheld from a Participant’s pay or otherwise contributed for the purchase of shares of Stock under the Plan unless otherwise determined necessary by the Administrator.

(e)Governmental Regulation. The Company’s obligation to issue, sell, and deliver shares of Stock pursuant to the Plan is subject to such approval of any governmental authority and any national securities exchange or other market quotation system as may be required in connection with the authorization, issuance, or sale of such shares.

(f)Rule 16b-3. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor provision under the Securities Exchange Act of 1934, as amended. If any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void to the extent permitted by applicable law and deemed advisable by the Board. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated in the Plan, such provision (other than one relating to eligibility requirements or the price and amount of awards) shall be deemed automatically to be incorporated by reference into the Plan.

(g)Payment of Plan Expenses. The Company shall bear all costs of administering and carrying out the Plan.

(h)Application of Funds. All funds received or held by the Company under the Plan may be used for any corporate purpose until applied to the purchase of Stock and/or refunded to Participants.

(i)Governing Law. The validity and construction of the Plan and the Options granted hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maine (other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the Options granted under the Plan to the substantive laws of any other jurisdiction), except to the extent superseded by applicable U.S. federal laws.

*    *    *

To record adoption of the Plan by the Board as of March 20, 2018 and approval of the Plan by the Company’s stockholders as of May 15, 2018, the Company has caused its authorized officer to execute the Plan.

BAR HARBOR BANKSHARES

By:
Name:
Title: